EXHIBIT 10.24

MASTER AGREEMENT FOR BUSINESS PROCESS OUTSOURCING SERVICES

between

ACS COMMERCIAL SOLUTIONS, INC.

and

OFFICE DEPOT, INC.

MASTER AGREEMENT FOR BUSINESS PROCESS OUTSOURCING SERVICES

     This Master Agreement for Business Process Outsourcing Services (this “Agreement” or “MSA”) is entered into between ACS Commercial Solutions, Inc. a Nevada corporation with an address for the purposes of this Agreement at 2828 N. Haskell, Dallas, Texas 75204 (“ACS”) and Office Depot, Inc., a Delaware corporation with an address at 2200 Old Germantown Road, Delray Beach, FL 33445 (“Customer”). (ACS and Customer are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party”.) The obligations set forth in this Agreement will be performed by ACS itself and through direct and indirect wholly-owned subsidiaries. This Agreement will become effective as of November 30, 2004 (the “Effective Date”). This Agreement is further entered into with reference to the following facts:

A. ACS is in the business of providing business process outsourcing and related services to its customers, including the services contemplated by this Agreement; and

B. Customer has chosen to engage ACS to provide certain business process outsourcing services to Customer, as such services may be agreed by Customer and ACS from time to time and documented in separate Statements of Work; and

C. Customer and ACS desire to establish a mechanism for the execution of such Statements of Work and agree upon standard provisions that will govern each such Statements of Work.

     Accordingly, the Parties agree as follows:

1. DEFINITIONS

     In this Agreement, the following terms will have the indicated meanings:

     “Accountancy” will have the meaning set forth in Section 3.6.

     “ACS Competitor” will mean those persons or entities set forth on the attached Schedule B.

     “ACS Facilities” means any facility owned, operated or managed by ACS from where ACS provides Services.

     “ACS Materials” means any materials, documentation, manuals, guidelines, business processes, methodologies, software, tools, patents, registered designs, trade marks and service marks (whether registered or not), copyright, database rights, inventions, designs, drawings, performances, computer programs, confidential information, business names, or other items licensed or owned by ACS and used by ACS to the Services, including ACS Software (excluding the Customer Materials).

     “ACS Personnel” means employees of ACS and its subcontractors assigned to perform the Services.

     “ACS Solution” means all systems, software, designs, documentation, literary works or works of authorship, computer programs, program tools, drawings, user manuals, technical manuals, charts, graphs, machine readable text and files, computer code (in object code and source code form), applications, utilities, operating systems, procedures, methodologies, databases, ways of doing business, know-how, screen layouts, tools and programs, including all IPR subsisting therein, that ACS uses to provide the Services, implements pursuant to this Agreement or otherwise, or otherwise offers to Customer or other ACS customers as part of ACS service offerings, and any improvements, modifications, corrections, compilations, derivative works, derivations, or other revisions of same. For clarification, the ACS Solution includes the ACS Software, ACS Materials, and unless otherwise expressly stated, the ACS Solution excludes the Existing Customer Solution.

     “ACS Software” means software that is owned or licensed by ACS and used by ACS to provide the Services.

     “Affiliate” of any specified person or entity, means any other person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified person or entity.

     “Agreement” means this Master Agreement for Business Process Outsourcing Services and all Schedules and Attachments hereto.

     “Authorized User” means a user authorized to access and use one or more portions of the ACS Solution as set forth in the applicable Statement of Work.

     “Base Charges” means the fixed component of Customer’s monthly Charges as set forth in Schedule A, Attachment A (Pricing).

     “Business Day” means any day other than a Saturday, Sunday or legal holiday in the locality in which the Services are provided.

     “Change Control Document” will have the meaning set forth in Section 10.5(b).

     “Change Control Procedures” will have the meaning set forth in Section 10.5(a).

     “Charges” will have the meaning set forth in Article 13.

     “Commissioned Work” means any work, design, output, document, system, software or component thereof (including IPR subsisting therein), that is (a) defined as a Deliverable or project in a task order or similar change order document executed by authorized representatives of both parties; (b) to be provided by ACS or a subcontractor of ACS; (c) provided by ACS at a separately identifiable, discrete charge as stated in the task or change order; and (d) has terms governing Customer’s acceptance testing and acceptance criteria for the Deliverable or project.

     “Confidential Information” will have the meaning set forth in Section 9.1.

     “Contract Year” means each of the seven (7) annual periods beginning on the Effective Date and each anniversary thereof.

     “Control” and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of more than fifty percent (50%) of voting securities, by contract, or otherwise.

     “Critical Service Levels” means the Critical Service Levels designated as such in Schedule A, Attachment B.

     “Customer Data” means all Confidential Information of Customer as well as all data and information (including data relating to the transactions reflected in this Agreement and databases) (i) submitted to ACS by Customer, (ii) obtained, maintained, developed or produced by ACS or ACS Agents in connection with the Services and/or this Agreement or (iii) to which ACS or ACS Agents have access in connection with the provision of the Services, including, but not limited to, in (i), (ii) and (iii) above, information relating to Customer’s customers, employees, third party vendors, technology, operations, facilities, financials, consumer markets, products, capacities, systems, procedures, security practices, research development, business affairs and finances, and excluding in (i), (ii, and (iii) above any ACS Software, ACS Materials and ACS’ Confidential Information.

     “Customer Facilities” will have the meaning set forth in Section 4.2.

     “Customer Materials” means any materials, documentation, manuals, guidelines, business processes, methodologies, software, tools, patents, registered designs, trade marks and service marks (whether registered or not), copyright, database rights, inventions, designs, drawings, performances, computer programs, confidential information, business names, or other items licensed or owned by Customer and required to be used by ACS to provide the Services (excluding the ACS Materials).

     “Customer Third Party Resources” has the meaning set out in Section 8.1(c) above.

     “Deliverable” means a specific item, writing, output or work that (i) is clearly defined and identified in the Statement of Work as a “Deliverable”; and (ii) is to be provided by ACS at a separate charge. Deliverables will not be construed to include any pre-existing works of authorship or other intellectual property rights owned or licensed ACS or a third party or any ACS Software.

     “Disaster” will mean any Force Majeure event (defined herein) that causes an unplanned interruption of the Services and materially impairs the ability of ACS to deliver the Services in the manner specified in Schedule A.

     “Disaster Recovery” will mean the restoration by ACS of the critical processing functions as identified in a Disaster Recovery Plan pursuant to the terms of such plan as set forth in Schedule A, Attachment D (Disaster Recovery Plan). “Effective Date” has the meaning set forth in the introductory paragraph.

     “Equipment” means the computer and related equipment owned or leased by ACS and used by ACS to provide the Services.

     “Excused Performance Problem” will have the meaning set forth in Section 5.3(c).

     “Executive Committee” will have the meaning set forth in Section 10.2.

     “Existing Customer Solution” means all systems, software, designs, documentation, literary works or works of authorship, computer programs, program tools, drawings, user manuals, technical manuals, charts, graphs, machine readable text and files, computer code (in object code and source code form), applications, utilities, operating systems, procedures, methodologies, databases, ways of doing business, know-how, screen layouts, tools and programs, including all IPR subsisting therein, that Customer or a Customer Affiliate used immediately prior to the Effective Date to perform functions equivalent or similar to the Services, including all IPR associated with such items.

     “Force Majeure Events” will have the meaning set forth in Section 17.3(a).

     “Intellectual Property Rights” or “IPR” means all intellectual property rights or analogous rights, including without limitation patents, trade secret, registered designs, trademarks and service marks (whether registered or not), rights in the nature of unfair competition rights, copyright, database right, design right and all similar proprietary rights including those subsisting (in any part of the world) in inventions, designs, drawings, business methods, performances, computer programs, semi-conductor topographies, confidential information, business names, goodwill and the style and presentation of goods or services and applications for protection of any of the above rights anywhere in the world.

     “Interest” means interest at the monthly rate of one percent (1%) or twelve percent (12%) per annum.

     “Key ACS Positions” will have the meaning set forth in Section 7.1(a).

     “Losses” means all losses, liabilities, damages and claims, and all related costs and expenses (including any and all reasonable legal fees and reasonable costs of investigation, litigation, settlement, judgment, appeal, interest and penalties) incurred by an indemnified party in connection with an indemnified claim.

     “Notice of Assumption of Defense” will have the meaning set forth in Section 16.3(a).

     “Pass-Through Expenses” will mean the actual invoiced amounts (excluding any ACS profit, administrative fee or internal overhead charges) charged to ACS by third parties as more particularly described the applicable Statement of Work.

     “Project Executive” will have the meaning set forth in Section 10.1.

     “Reports” will have the meaning set forth in Section 10.4.

     “Required Consent” will have the meaning set forth in Section 8.1(c).

     “Schedules” means any schedule, exhibit, agreement or other document either (i) attached to this Agreement, (ii) executed by the Parties concurrently with this Agreement or on the Commencement Date, or (iii) executed by the Parties at any time after the Effective Date, if such document states that it is a Schedule to this Agreement.

     “Service Commencement Date” means the date(s) ACS is obligated to commence provision of Services as more fully described in Schedule A (Statement of Work).

     “Service Levels” will have the meaning set forth in Section 5.1.

     “Service Level Termination Event” will have the meaning set forth in Section 1.6 of Schedule A, Attachment B (SLA).

     “Services” collectively means those services, functions and responsibilities to be performed by ACS as more fully described in Schedule A (Statement of Work).

     “Software” will mean the source code and object code versions of any applications programs, operating system software, computer software languages, utilities and other computer programs (i.e., any set of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and documentation and supporting materials relating thereto, in whatever form or media, used or developed in connection with the provision of the Services, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities and other computer programs, and documentation and supporting materials relating thereto are recorded or printed, together with all corrections, improvements, updates and releases thereof.

     “Statement of Work” means the document entered into from time to time by Customer, which sets forth the description of Services and related obligations to be performed by ACS under this Agreement, and any support required from Customer.

     “Term” will have the meaning set forth in Section 2.1.

     “Termination/Expiration Assistance” will have the meaning set forth in Section 18.6(a).

     “Transitioned Employees” means employees transitioned to ACS pursuant to the terms set forth in Schedule A, Attachment F (Transition Plan).

     “Variable Charges” means the fluctuating component of the Charges, based on Customer’s utilization of the Services or any Charges that are one-time in nature (i.e. not recurring, such as a Pass-Through Expense and are set forth in Schedule A, Attachment A (Pricing).

     “Virus” will mean harmful surreptitious code or other contaminants, including commands, instructions, devices, techniques, bugs, web bugs or design flaws that may be used to access, alter, delete, threaten, infect, assault, vandalize, disrupt, damage, disable, or shut down Customer or ACS’, as the case may be, systems, databases, Software, or hardware.

2. TERM

2.1 Term.

     The term of this Agreement (the “Term”) will begin on the Effective Date and will continue through the seventh (7th) Contract Year, unless earlier terminated or extended in accordance with the provisions of this Agreement.

2.2 Renewal Term.

     Customer will have the option to request a renewal of the Term for up to one (1) additional one (1) year term by delivering written notice of such renewal to ACS at least ninety (90)days before expiration of the seventh (7th) Contract Year and before expiration of the first renewal term as applicable. ACS will have thirty (30) days after receipt of such notice to respond to Customer, which written response will specify whether or not ACS accepts such renewal request, or under what modified terms and conditions ACS would be willing to accept such renewal. All of the terms of this Agreement will continue to apply without change, unless otherwise agreed by the Parties in writing, during any renewal period(s), and the “Term” as used in this Agreement will refer to both the original 7-year term of this Agreement and any renewal(s) thereof.

3. SERVICES

3.1 Services.

     During the Term of this Agreement, ACS will provide to Customer the Services in accordance with the terms of this Agreement and a Statement of Work Number 1, Schedule A that describes all services, resources and deliverables to be provided by ACS to Customer. Any additional services mutually agreed to by the Parties shall be set forth in a Statement of Work in the form of Schedule A for the compensation set forth therein. Each Statement of Work shall be governed by the terms and conditions of this Agreement by reference and will include the following if applicable: (i) a reference to this Agreement, which reference will be deemed to incorporate all of the provisions of this Agreement; (ii) the date as of which the provisions of the Statement of Work will be effective and, if applicable, the term or period of time during which the Services described therein will be provided; (iii) a description of the Services to be provided by ACS under the Statement of Work (including the location at which such Services are to be provided and, if applicable, the names, positions and rates for all ACS personnel to be used) and the performance criteria, standards and milestones applicable to such Services; (iv) the amounts payable for the Services to be provided under the Statement of Work and the schedule on which such amounts will be invoiced by ACS; and (v) any additional provisions applicable to the Services to be provided under the Statement of Work that are required by this Agreement to be addressed, are not otherwise set forth in this Agreement or are exceptions to the provisions set forth in this Agreement. No Statement of Work will become effective until it has been executed by an authorized representative of each Party. Such Services may be amended and supplemented from time to time pursuant to the Change Control Procedures. Statement of Work Number 1 attached under this Agreement as Schedule A describes the initial services to be provided by ACS to Customer. As described in each applicable Statement of Work, ACS will provide the Services from the locations specified in such Statement of Work; provided, however, with the consent of Customer, which consent will not be unreasonably withheld or delayed, ACS may provide the Services from other service locations.

3.2 Additional Services.

     Customer may, from time to time, request that ACS perform a new or additional service beyond the scope of the Services being provided at the time of such request (the “Additional Services”). Any implementation of such new or additional services will be administered in accordance with Section 10.5. Customer will initiate all such requests only through an authorized representative in accordance with the process set forth in Section 10.5 and ACS will not begin performing any additional service(s) until an appropriate Change Control Document has been duly executed by Customer and ACS.

3.3 Resources.

     The facilities, personnel, Equipment, Software, and other resources necessary to provide the Services will be described in each Statement of Work. To the extent that Customer is obligated to provide any facilities, personnel, Equipment, Software or other resources in connection with ACS’ provision of the Services, such resources will be specified in the applicable Statement of Work.

3.4 Affiliates Receiving the Services as of the Effective Date.

     ACS will provide the Services to Customer and to those Affiliates of Customer identified in each applicable Statement of Work provided however that such Affiliates will not be deemed third party beneficiaries of this Agreement and will have no right of action against ACS arising out of this Agreement. Customer may pursue any claims for damages alleged by any Customer Affiliates receiving the Services to the same extent as if such damages were incurred by Customer. If at any time during the Term of this Agreement, Customer sells or otherwise transfers ownership of an Affiliate to a third party, ACS will continue to provide the Services to such Affiliate if requested by Customer, provided, that (i) such divested entity or unit is not an ACS Competitor; (ii) Customer or such divested entity agree to pay any and all costs associated with making the Services available to them (e.g. one time software access fees, telecommunication provisioning charges); and (iii) Customer will remain liable for the payment of all Charges related to the Services provided by ACS to such Affiliate and for any breach of this Agreement arising from the action or inaction of such Affiliate.

3.5 New Affiliates.

     If following the Effective Date, Customer desires ACS to provide Services to an Affiliate of Customer that is not identified in a Statement of Work, then ACS and Customer will follow the Change Control Procedures to add such new Affiliate. Any new Affiliates added pursuant to this Section 3.5 will be subject to Section 3.4 above. Customer will pay any mutually agreed to charges that may be imposed by ACS’ third party suppliers and any other costs and expenses incurred by ACS in order to allow a Customer Affiliate to access the Services.

3.6 No Accountancy.

     Notwithstanding anything set forth in this Agreement or any Exhibit or Schedule hereto, in no event will the Services include, or this Agreement be construed as requiring that ACS (i) perform any services reserved to a licensed or certified public accountant pursuant to the law of any applicable jurisdiction (“Accountancy”), or (ii) provide, or be deemed or construed to have provided, any attestation or opinion in connection with the Services or with respect to any financial statements or disclosures made by Customer or any Customer Affiliate. ACS represents that ACS is not licensed to practice Accountancy in any jurisdiction and Customer acknowledges that a) this Agreement does not require any ACS Personnel to practice Accountancy; (b) no ACS Personnel providing the Services are licensed accountants or certified public accountants; and (c) Customer will retain sole responsibility for verifying or otherwise providing any attestation or opinion as to the reliability of any information contained in or derived from any Customer or Customer Affiliates financial statements or disclosures.

3.7 Reliance on Instructions.

     In performing its obligations under this Agreement, ACS will be entitled to rely upon any routine instructions, authorizations, approvals or other information provided to ACS by Customer. Unless ACS knew or in the course of its provision of the Services or should have known, of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information, ACS will incur no liability or responsibility of any kind in relying on or complying with any such instructions, authorizations, approvals or other information received from Customer.

3.8 Viruses; Disabling Code.

     Customer will use commercially reasonable efforts, including the use of commercially available virus detection software, to ensure that any Software or hardware provided by Customer is delivered free of any Virus and shall not knowingly, intentionally or negligently introduce into such Software or hardware, any Virus. In the event any such Virus is introduced as a result of a breach by Customer or Customer Agents of this covenant, Customer will exercise commercially reasonable efforts to eradicate the Virus and reduce the effects of the Virus as existed prior to the introduction of such Virus at Customer’s sole cost and expense.

     ACS will use commercially reasonable efforts, including the use of commercially available virus detection software, to ensure that any Software, or hardware provided by ACS is delivered free of any Virus and ACS shall not knowingly, intentionally or negligently introduce into the Software or hardware, any Virus. In the event such a Virus is introduced without a breach by ACS or ACS Agents of this covenant, ACS shall, (i) at no additional charge to Customer, using the ACS resources fully-dedicated to Customer (to the extent feasible) or (ii) if additional skills or time are required, on a time and materials basis, and with reasonable assistance from Customer, exercise commercially reasonable efforts to eradicate the Virus, reduce the effects of the Virus, and restore the Software and/or hardware to the same level of service or operation as existed prior to the introduction of such Virus. Notwithstanding the foregoing, in the event any such Virus is introduced as a result of a breach by ACS of this covenant, ACS will exercise commercially reasonable efforts to eradicate the Virus, reduce the effects of the Virus, and restore the Software and/or hardware to the same level of service or operation as existed prior to the introduction of such Virus at no charge to Customer.

3.9 Compliance with Laws.

     Each Party will comply, and will cause each of its employees, agents and subcontractors to comply, with the laws of all governmental authorities to the extent such laws are applicable: (i) in the case of ACS, to ACS’ provision of the Services, and (ii) in the case of Customer, Customer’s receipt and use of the Services.

     ACS shall use commercially reasonable efforts to identify and notify Customer of any changes in applicable laws and regulations that may relate to its delivery of the Services. Customer shall use commercially reasonable efforts to identify and notify ACS of any changes in applicable laws and regulations that may relate to its receipt and/or use of the Services. In the event changes in laws or regulations prevent or impair ACS from delivering the Services under the Agreement, ACS shall use commercially reasonable efforts to develop and, upon Customer’s written approval (such approval not to be unreasonably withheld), implement a suitable work-around until such time as ACS can perform the Services under the Agreement without such work-around.

     If the changes are to laws or regulations primarily applicable to ACS and not to Customer, ACS shall develop and implement a work-around at its own expense. If the changes are due to laws or regulations primarily applicable to Customer, ACS shall develop and implement a work-around at Customer’s expense as mutually agreed in writing; provided, however, if the costs associated with implementing such change(s) are also applicable to ACS’ other customers, any proposed increase by ACS will include only Customer’s proportionate share of the costs to implement such change. If the changes are due to laws or regulations applicable to both Customer and ACS, then ACS shall develop and implement a work-around, the expense of which shall be shared by Customer and ACS as mutually agreed in writing.

4. TRANSITION

4.1 Transition Services.

     ACS will perform all functions and services necessary to accomplish the transition of Customer’s operations, systems, and capabilities to ACS as such functions and services are more particularly described in Schedule A (Statement of Work). Schedule A, Attachment F (Transition Plan) sets forth the transition plan and milestone criterion comprised of objectively measured transition activities.

4.2 Customer Facilities; Use of Customer Assets.

     Customer will make available to ACS furnished space in Customer’s Wichita, Kansas facility (the “Wichita Site”) for the purpose of allowing ACS to perform the Services. If the aggregate ACS occupancy-related costs and expenses of the furnished space at the Wichita Site (“Occupancy Expenses”) exceed three hundred sixty thousand dollars ($360,000) for the period that ACS occupies the space at the Wichita Site, then with respect to all Occupancy Expenses the Parties mutually agree exceed $360,000 (the “Excess Lease Expense”)Customer and ACS will bear the Excess Lease Expense on an equal basis.

     With respect to the Customer assets set forth in Section [14] of Schedule A, Statement of Work, Customer hereby grants to ACS the right to use such assets for the sole purpose of providing the Services.

4.3 Bill of Sale

     ACS and Customer anticipate that on or before the Service Commencement Date the assets set forth in Section 14 of Schedule A, Statement of Work will be transferred from Customer to ACS at the price (“Asset Transfer Consideration”) and in accordance with the additional terms as the Parties may agree pursuant to the execution of a Bill of Sale and Assignment substantially in the form attached as Schedule F. At Customer’s option, the Asset Transfer Consideration may be paid by Customer in cash or as a credit against ACS’ first invoice to Customer.

5. SERVICE LEVELS

5.1 Service Levels.

     ACS will meet the required quantitative levels of performance for the Services specified as Key Measurements and Critical Service Levels as more fully set forth in Schedule A, Attachment B (SLA) (“Service Levels”).

5.2 Review of Service Levels.

     Each quarter after the applicable Service Commencement Date, the Parties will jointly review the Service Levels and mutually agree upon adjustment of any Service Level to reflect any improved performance capabilities associated with advances in the technology and methods used to perform the Services. Throughout the Term, ACS will use commercially reasonable efforts to identify and notify Customer of commercially reasonable methods of improving the Service Levels or ACS’ performance of Services. Any change in Service Levels is subject to the Change Control Procedures.

5.3 Failure to Meet Critical Service Levels.

     (a) If ACS fails to meet a Critical Service Level for reasons other than those specified in Section 5.3(c) below, Customer will receive a credit against future Charges in the applicable amount specified in the Service Level Schedule attached hereto as Schedule A, Attachment B (SLA) (“Performance Credits”). The Performance Credits will not limit or preclude Customer’s right to recover, in accordance with this Agreement, other damages incurred by Customer, or to seek other remedies to which it may be entitled, as a result of such failure; provided, however, that the amount of any related damages that Customer is awarded (or any monetary settlement agreed upon) for such failure will be offset by the amount of Performance Credits paid to Customer by ACS. Any Performance Credits owed to Customer under a Statement of Work will be credited pursuant to Section 13.3 of this Agreement.

     (b) Each time ACS fails to meet a Critical Service Level, ACS will (i), promptly investigate the root cause(s) of the failure and deliver to Customer a written report identifying such root cause(s), (ii) use commercially reasonable efforts to correct such failure and to begin meeting the applicable Critical Service Level as soon as practicable; and (iii) at Customer’s request, advise Customer of the status of such corrective efforts. All Critical Service Levels and applicable Performance Credits remain in effect notwithstanding ACS’ use of commercially reasonable efforts to correct any performance problem.

     (c) ACS will not be liable for failure to meet any Key Measurement or any Performance Credits resulting from ACS’ failure to meet a Critical Service Level if such failure is attributable solely to (i) Customer’s (or a Customer agent’s) acts, errors, omissions, or breaches of this Agreement, including, without limitation, any failure due to incorrect data and/or information provided by Customer or Customer agents; (ii) infringements of third party proprietary rights by Customer or a Customer agent; (iii) willful misconduct or violations of Law by Customer or a Customer agent; (iii) Service or resource reductions requested or approved by Customer and agreed to by the Parties through the Change Control Procedures; provided that ACS has previously notified Customer in writing as part of such Change Control Procedures that the implementation of such request would result in such failure to meet the applicable Critical Service Level or Critical Milestone; (v) a Force Majeure Event; (vi) business process or other changes requested by Customer but which ACS demonstrates are not supportable within the Service Levels under this Agreement; (vii) any failures or defects in Customer controlled software or hardware not under the control of ACS (collectively and individually (i)-(vii) constitute an “Excused Performance Problem”).

5.4 Earnback.

     In the event ACS meets the Expected Service Level(s) as described in Schedule A, Attachment B (SLA), ACS will accrue an earnback credit (the “Earnback Credit”) as described in Schedule A, Attachment B (SLA). Earnback Credits will be applied using the methodology described in Section 13.3 below.

5.5 Measurement and Monitoring Tools.

     As part of the Services throughout the Term, and at no additional cost to Customer, ACS will implement the measurement and monitoring tools and procedures necessary to measure its performance of the Services and compare such performance to that required by the Service Levels. Such measurement and monitoring tools are more particularly described in each applicable Statement of Work. Upon Customer’s request, ACS will provide Customer or its auditors with any information produced by the measurement and monitoring tools necessary to verify compliance by ACS with the Service Levels.

5.6 Benchmarking.

     At any time after the second (2nd) anniversary of the applicable Service Commencement Date, or in the event of multiple Service Commencement Dates within a particular Statement of Work, the final Service Commencement Date, and thereafter, no more frequently than once during any twelve (12) month period thereafter Customer may request a benchmark of the performance of the Services. Within 15 days of such request, the Parties will agree on an acceptable third-party, that is not an ACS Competitor (the “Benchmarker”), and the Parties will jointly approach such third party to engage them to benchmark the Services. ACS will reasonably cooperate with the Benchmarker and provide all data relating to the provision of the Services requested by the Benchmarker, provided that ACS will not be required to provide any information relating to its margins, costs, cost elements or business processes, or to disclose any proprietary or trade secret information of ACS or its other customers. The fees and expenses charged by the Benchmarker will be shared equally by the Parties. In conducting the benchmarking, the Benchmarker will normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in duration of the contract, volume of services, scope of services, service levels, financing and payment schemes (including up-front incentive payments), geographic configurations of the solution and other pertinent factors. Based upon the results of such benchmarking, ACS will cooperate with Customer to investigate any unfavorable variances, determine if such unfavorable variances are due to unique Customer requirements or ACS’ resource allocation and related pricing. Following a benchmarking, and at Customer’s request, Customer and ACS will meet to discuss in good faith the benchmarking and any appropriate adjustment to the Services, Charges, and Service Levels.

6. DISASTER RECOVERY; BUSINESS CONTINUITY; SECURITY

6.1 The disaster recovery obligations of each Party are set forth in Schedule A, Attachment D (Disaster Recovery Plan).

6.2 Beginning on each Service Commencement Date and continuing through the Term of this Agreement, ACS will maintain commercially reasonable security measures to preserve, protect, and restrict access to those ACS facilities, equipment, software, data storage, and documentation that contain Customer Data or are used to provide the Services, which measures will be no less than those used to protect ACS’ own data and other proprietary business processes. In addition, ACS agrees to submit, once each Contract Year, to security compliance testing, provided, however, in the event a compliance audit (as described below) conducted by Customer results in a finding that ACS is not in compliance with Customer security requirements (which have been previously provided to ACS), Customer will have the right to conduct more frequent compliance audits until ACS resolves the deficiency identified in such compliance audit. This periodic compliance testing consists of a right by Customer to audit ACS’ information systems, networks, applications, switches, routers, firewalls, or other information technologies as deemed appropriate by Customer in order to assure that ACS’ security posture does not adversely effect or degrade Customers information security posture. These audits may be performed by Customer or a third party contracted by Customer to determine the security posture of ACS provided that any such third party is not an ACS Competitor.

7. PERSONNEL

7.1 Key ACS Positions.

     (a) Customer and ACS may jointly designate certain positions (the “Key ACS Positions”) as critical to providing the Services under an applicable Statement of Work throughout the Term. Such Key ACS Positions, if any, will be set forth in a schedule attached to the applicable Statement of Work (the “Key ACS Positions Schedule”). Customer may request a change to or update the Key ACS Positions from time to time during the Term. Unless otherwise agreed by the Parties, the number of Key ACS Positions will not exceed five percent (5%) of the ACS employees fully dedicated to provision of the Services.

     (b) Unless consented to by Customer, ACS will not, from the date an individual first fills a Key ACS Position until completion of the period set forth next to such Key ACS Position in the applicable Key ACS Positions Schedule, either (i) terminate the employment of any individual originally or subsequently filling such Key ACS Position except for cause or (ii) at its initiative, transfer such individual from such Key ACS Position.

     (c) Before assigning an individual to fill a Key ACS Position, ACS will notify Customer of the proposed assignment, will introduce the individual to appropriate Customer representatives as designated by Customer’s Project Executive, and will provide Customer with a resume and such other information as Customer may reasonably request. If Customer objects in good faith to the proposed assignment within fifteen (15) days after being notified thereof, ACS will discuss such objections with Customer and attempt to resolve them on an agreeable basis. If Customer continues to object to the proposed assignment, ACS will not assign the individual to that position and will propose another individual to fill the Key ACS Position.

     (d) ACS agrees (a) that the ACS personnel (“Long-Term Restricted Personnel”) holding the positions expressly identified in Schedule E (Office Depot Key Personnel) who have performed Services for Office Depot for a period of at least one (1) month shall not perform any services for Staples, Inc. (“Staples”), Office Max, Boise, Corporate Express, Inc., or Buhrmann during the term of the Project and for a period of twelve (12) months after the Long-Term Restricted Personnel conclude their respective involvement in the Project; and (b) the Long-Term Restricted Personnel will not perform any Finance implementation services for Staples until 12 months after the termination of this contract.

     The restrictions under this Section shall immediately and automatically terminate if: (a) the Project is terminated by ACS for a material breach by Office Depot, which breach remains uncured after the applicable notice period from ACS; or (b) if Office Depot terminates the Project without cause. For purposes of this Section, a material breach by Office Depot shall only include a non-payment by Office Depot of an outstanding invoice which breach remains uncured after a thirty (30) day notice period from ACS or a breach of Office Depot’s confidentiality obligations as provided under this Agreement.

7.2 Removal of ACS Employees from Customer Account.

     In the event Customer notifies ACS that an ACS Employees has engaged in willful misconduct or has committed a material breach of the Agreement which is detrimental to Customer, ACS will immediately remove such employee from Customer’s account. In all other cases, Customer may notify ACS if Customer, in good faith, determines that the continued assignment to the Customer account of any ACS employee is not in the best interests of Customer. Upon receipt of such notice, ACS will have a reasonable time period not to exceed 30 days to investigate the matters stated therein, discuss its findings with Customer and attempt to resolve such matters in a manner acceptable to Customer. If Customer continues to request the replacement of such individual after such period, ACS will remove the individual from the Customer account. Nothing in this Section 7.2 will be deemed to require ACS to terminate the employment of such individual.

7.3 Employment.

     During the Term and while ACS is providing any Termination/Expiration Assistance, and for up to one (1) year thereafter, Customer will not employ, as a result of direct solicitation, or directly or indirectly solicit the employment of, any ACS employee, involved in the provision of the Services. During the Term and while ACS is providing any Termination/Expiration Assistance, and for up to one (1) year thereafter, ACS will not employ, as a result of direct solicitation, or directly or indirectly solicit the employment of, any Customer employees involved in the Services except for the Transitioned Employees. If a Party is interested in hiring one or more employees of the other Party, such interest will be discussed first with the other Party prior to discussing such an offer with the employee.

7.4 Other Employee Issues.

     In the event the Parties determine that Customer personnel will be transferred to ACS to support ACS’ provision of Services to Customer, the transfer of such employees will be effected in accordance with the terms and conditions set forth in the applicable Statement of Work; provided, however, that Customer acknowledges and agrees to retain all obligations and liabilities stemming from or related to employment of such employees for the period of time prior to employment by ACS. ACS will have all obligations and liabilities stemming from or related to employment of employees that have been transferred to ACS pursuant to this Agreement.

8. INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

8.1 Existing Customer Solution.

     (a) Customer retains all right, title and interest in the Existing Customer Solution and any other Customer property utilized in the provision of the Services, including but not limited to the Customer Data. ACS is hereby granted a limited license to use the Existing Customer Solution only as expressly described in this Section 8.1.

     (b) Except as set forth below, Customer hereby grants ACS a limited, worldwide and non-exclusive license to use, access, practice, embody, implement, load, execute, store, transmit, display, copy, maintain, modify, enhance, create derivative works, make and have made the Existing Customer Solution and all components thereof, in accordance with the following:

1. ACS agrees to comply with such terms and conditions of the third party contracts for the Customer Third Party Resources (as defined below) as Customer provides to ACS.

2. The license granted ACS pursuant to this Section 8.1 will be limited to ACS and its subcontractors, employees and authorized agents of ACS. ACS may use the Existing Customer Solution for the purpose of providing Services to Customer and for no other purpose.

3. ACS’ license to use the Existing Customer Solution will expire automatically on the later of the expiration of the Term, termination of this Agreement by either party or completion of the Termination/Expiration Assistance. Following such expiration or termination of the Agreement or completion of the Termination/Expiration Assistance, ACS agrees to comply with Section 18.6 below concerning the return of materials associated with the Existing Customer Solution.

     (c) The Parties acknowledge that the Existing Customer Solution includes equipment, materials, software or other items licensed or procured by Customer from a third party (“Customer Third Party Resources”). Customer will obtain the relevant required consent from each third party provider of the Customer Third Party Resources (each, a “Required Consent”). For clarification, such Required Consents will be obtained so as to enable ACS to provide the Services (i) upon the Service Commencement Date, and (ii) following the Service Commencement Date to the extent the parties agree that ACS will continue to use a Customer Third Party Resource to provide the Services.

     (d) The Parties’ respective financial responsibilities for Required Consents associated with ACS’ use of those Customer Third Party Resources that consist of third party software are set forth in Schedule A, Attachment A (Pricing). Unless expressly stated otherwise in this Agreement, financial responsibility for Required Consents associated with non-software related items will be that of Customer.

     (e) Subject to any agreements governing the Customer Third Party Resources, all right, title and interest in improvements, modifications, corrections, compilations, derivative works, derivations, or other revisions of the Existing Customer Solution, or components thereof, will be retained by Customer. Customer hereby grants to ACS by way of present assignment a limited, non-exclusive, worldwide right to use such improvements, which license will be further governed by Section 8.1(b) above. To the extent an improvement constitutes a Commissioned Work, Customer retains all right, title and interest in such Commissioned Work as more fully described in Section 8.4 below.

8.2 ACS Solution.

     Except as expressly set forth herein, ACS retains all right, title and interest in the ACS Solution. Customer is hereby granted a limited license to use portions of the ACS Solution as described in Sections 8.3 through 8.6 below.

8.3 ACS Software.

     (a) ACS hereby grants to Customer a limited, non-exclusive, non-transferable royalty-free license to use the ACS Software and any end user documentation associated with such Software solely for Customer’s internal business purposes to the extent necessary to receive the Services from ACS during the Term of the applicable Statement of Work. The foregoing license grant is hereby made subject to any access or other restrictions on use specified in any third-party license agreements governing ACS Software.

     (b) The license granted to Customer pursuant to Section 8.3(a) will be an object-code license only. Customer may not in any way adapt, vary, modify, transfer, reverse assemble, reverse compile or otherwise reverse engineer or derive the source code of the ACS Software, in whole or in part. Upon the request of Customer, ACS will provide such information as is necessary to allow Customer to develop software that is interoperable with such ACS Software.

     (c) Customer’s access to the ACS Software will be limited to Authorized Users. In each case, Authorized Users of a given ACS Software product will consist of Customer employees or agents who have a need to access or support access of such ACS Software for the performance of Customer’s internal business functions to receive the Services from ACS. In no event will Customer knowingly enable an employee, contractor or agent of an ACS Competitor to be an Authorized User.

     (d) The license granted pursuant to this Section 8.3 will expire immediately upon termination or expiration of the applicable Statement of Work. At such time the provisions of Section 18.6 will apply.

8.4 Commissioned Work.

     As between ACS and Customer, Customer will own all right, title and interest in and to Commissioned Work. Customer hereby grants to ACS, by way of present assignment , a perpetual, worldwide, royalty-free, non-exclusive license to use, access, practice, embody, implement, load, execute, store, transmit, display, copy, maintain, modify, enhance, create derivative works from, make and have made any and all Commissioned Works or any part thereof to the extent necessary for ACS to provide the Services to Customer.

8.5 Trademarks.

     In fulfilling their respective obligations under this Agreement, neither Party will modify, alter or obscure the other Party’s trademarks or use the other Party’s trademarks in a manner that disparages the other Party or its products or services, or portrays the other Party or its products or services in a false, competitively adverse or poor light. Each Party will, and will cause each of its Affiliates to, comply with the other Party’s instructions as to the form of use of the other Party’s trademarks and will avoid any action that diminishes the value of such trademarks. Either Party’s and/or any of its Affiliate’s unauthorized use of the other’s trademarks is strictly prohibited.

8.6 Work Product.

     (a) Any ideas, concepts, work product, business methods, know-how or techniques (and Intellectual Property Rights therein) developed for Customer at Customer’s expense will, as between Customer and ACS, be owned by Customer, and ACS will have no license to use such Intellectual Property Rights except as expressly permitted pursuant to this Agreement.

     (b) Any ideas, concepts, work product, business methods, know-how or techniques (and Intellectual Property Rights therein) developed by ACS at ACS’ expense, or any third party acting on ACS’ behalf, whether in connection with this Agreement or otherwise (“Work Product”), will, as between Customer and ACS, be owned by ACS, and Customer will have no license to use such Intellectual Property Rights except as expressly permitted pursuant to this Agreement.

     (c) With respect to any modifications or enhancements made by ACS at the request of Customer to any Third Party Software licensed by Customer after the Effective Date (“Customer Requested Third Party Modifications”), prior to making any such modifications or enhancements, the Parties will mutually agree in writing on the allocation of Intellectual Property Rights, including ownership of such Customer Requested Third Party Modifications. In no event will the development of and/or allocation of Intellectual Property Rights in such Customer Requested Third Party Modifications be deemed to alter, modify, or amend, the rights and or obligations of each Party in or to the Existing Customer Solution, ACS Solution, Commissioned Works, Work Product, or Residual Information.

8.7 Customer Data.

     Nothing in Sections 8.1 through 8.6 above will be construed to convey any right, title or interest in the Customer Data to ACS. To the extent necessary and contemplated in this Agreement, Customer hereby grants ACS a limited, non-exclusive, license to use such Customer Data to the extent required to deliver the Services, including specifically any Termination/Expiration Assistance set forth in Section 18.6. ACS’ license to use the Customer Data will expire automatically on the later of the expiration of the Term, termination of this Agreement by either party or completion of the Termination/Expiration Assistance. Following such expiration or termination of the Agreement or completion of the Termination/Expiration Assistance, ACS agrees to return or destroy, at Customer’s option, all Customer Data and any copies thereof in ACS’ possession or control. Customer will relieve ACS from its obligation to perform the Services to the extent that ACS is required to return, erase, or destroy the Customer Data in its possession and such return, erasure, or destruction prevents ACS from performing the Services.

8.8 Additional Acts.

     Each Party agrees to execute, and cause its employees, agents or subcontractors to execute, any documents or take any other actions as may be reasonably necessary or as requested by the other Party, to perfect each Party’s respective ownership rights as set forth in Sections 8.1 through 8.6 above.

8.9 Privacy Laws.

     The Parties acknowledge and agree that Customer will be and remain the controller of the Customer Data for purposes of all applicable laws relating to data privacy, transborder data flow and data protection (collectively, the “Privacy Laws”), and nothing in this Agreement or any Statement of Work will restrict or limit in any way Customer’s rights or obligations as owner and/or controller of the Customer Data for such purposes. The Parties also acknowledge and agree that ACS may have certain responsibilities prescribed by applicable Privacy Laws as a processor of the Customer Data and any other services provided hereunder, and ACS hereby acknowledges such responsibilities to the extent required thereby for processors of data and any other services provided hereunder, and agrees that such responsibilities will be considered as a part of the Services to be provided by ACS under this Agreement and each Statement of Work. Notwithstanding the above, in the event that Privacy Laws to which the activities contemplated by this Agreement and each Statement of Work are subject are materially modified, ACS will work with Customer to continue to comply with such Privacy Laws.

8.10 Residual Information.

     Nothing in this Agreement shall be construed to limit or prohibit either Party from independently creating or developing (or having created or developed for it), or from acquiring from third parties, any information, products, concepts, processes, methodologies, systems, techniques, and/or any general information, ideas, concepts, know-how, techniques, programming routines and subroutines, methodologies, processes, skills, experience, and/or expertise (collectively, “Residual Information”) that are similar to or compete with the information products, concepts, processes, methodologies, systems, techniques, and/or Residual Information contemplated by or embodied in the other Party’s Confidential Information, provided that (in connection with such creation, development, or acquisition) the receiving Party does not (except as otherwise specified in this Agreement) use the Customer Materials or ACS Materials, as applicable, the disclosing Party’s Software or Confidential Information and/or otherwise violate any of its obligations under this Agreement.

     Notwithstanding the foregoing (and except as otherwise specified in this Agreement), neither Party shall, nor assist others to, (i) disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the Customer Material or ACS Material, as applicable, the other Party’s Confidential Information, and/or ACS Software or Customer Software, (ii) modify, enhance, or create derivative works based on the Customer Material or ACS Material, as applicable, the other Party’s Confidential Information, or ACS Software or Customer Software, or (iii) rent, lease, grant a security interest in, or otherwise transfer rights to the Customer Material or ACS Material, as applicable, the other Party’s Confidential Information, or ACS Software or Customer Software.

9. CONFIDENTIALITY

9.1 Defined.

     Certain information which the Parties may exchange from time to time may be considered by the Party disclosing such information to be confidential and proprietary in nature, including but not limited to: (i) Customer Data, (ii) the Existing Customer Solution, (iii) any ACS proprietary software licensed or otherwise made available to Customer, including, but not limited to, the ACS Software, (iv) business plans or records of each Party made available to the other, (v) any and all such other information that the disclosing Party specifies as confidential and provides to the receiving Party (vi) the terms of this Agreement; (vii) and any other information that a reasonable business person would deem confidential (collectively, “Confidential Information”). The Parties agree to treat any and all Confidential Information that may be exchanged in accordance with the terms of the Mutual Nondisclosure Agreement attached hereto as Schedule C.

9.2 Exclusions.

     The obligations of confidentiality will not apply to any Confidential Information that is (i) publicly available or becomes so in the future without restriction, (ii) rightfully received by either Party from a third party and not accompanied by confidentiality obligations, (iii) already in the receiving Party’s possession and lawfully received from sources other than the disclosing Party, (iv) independently developed by the receiving Party, or (5) approved in writing for release or disclosure without restriction by the disclosing Party.

9.3 Limited Waivers.

     The terms of this Article 9 will not preclude the disclosure of Confidential Information by either Party if such disclosure is (i) in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, or (ii) otherwise required by law; provided, however, that the Party from whom disclosure is sought will provide written notice to the disclosing Party of such request and will limit the disclosure to the extent required for such purposes.

10. MANAGEMENT AND CONTROL

10.1 Project Executives.

     On or before each applicable Service Commencement Date, and from time to time thereafter during the Term, Customer and (subject to Section 7.1 (Key ACS Positions)) ACS will each designate an individual as its project executive (the “Project Executive”). A Party’s Project Executive will be authorized to act as the primary contact for such Party with respect to all matters relating to the applicable Statement of Work. Each Party will ensure that its respective Project Executive has the authority necessary to allow such Project Executive to make prompt decisions with respect to such Statement of Work and this Agreement.

10.2 Executive Committee.

     On or before each applicable Service Commencement Date, the Parties will form a joint committee (the “Executive Committee”) as described in Schedule A, Attachment E (Governance) and chaired by a senior level executive of Customer (who may delegate meeting protocol duties to another senior level executive of Customer).

10.3 Meetings.

     Throughout the Term, the Parties at a minimum will hold those meetings and review the items described in Schedule A, Attachment E (Governance)

10.4 [intentionally omitted].

10.5 Contract Change Control.

     (a) From time to time during the Term, Customer or ACS may propose changes in or additions to the Services or other aspects of this Agreement. All such changes will be implemented pursuant to the procedures set forth in this Section 10.5 (the “Change Control Procedures”).

     (b) If Customer desires to propose a change in or addition to the Services or other aspects of this Agreement, Customer’s Project Executive (or a person authorized in writing by Customer’s Project Executive) will deliver a written notice to the ACS Project Executive describing the proposal. ACS will respond to such proposal as promptly as reasonably possible by preparing, at ACS’ expense, and delivering to the Customer Project Executive a written document , indicating: (i)the effect of the proposal, if any, on the Charges and the manner in which such effect was calculated; (ii) the effect of the proposal, if any, on Service Levels and any necessary revisions thereto; (iii) the anticipated time schedule for implementing the proposal; and (iv) any other information requested in the proposal or reasonably necessary for Customer to make an informed decision regarding the proposal (“Change Control Document”).

     (c) If ACS desires to propose a change in or addition to the Services, or the manner of their delivery as set forth in the Statement of Work, or other aspects of this Agreement, it may do so by preparing and delivering, at its expense, and a Change Control Document to the Customer Project Executive.

     (d) No change in or addition to the Services or any other aspect of this Agreement will become effective without the written approval of each Party’s authorized representative. If Customer elects to accept the offer set forth in the Change Control Document, as evidenced by the written approval of the Customer Project Executive, any changes in or additions to the Services described in the Change Control Document will thereafter be deemed “Services,” any other changes described in the Change Control Document will be deemed to have amended this Agreement, and the Parties will agree on any further modifications to the Agreement required to reflect the Change Control Document.

10.6 Subcontracting.

     ACS may, in the ordinary course of business subcontract any portion of the Services, provided, however, that prior to subcontracting any material component of the Services, ACS will notify Customer of the proposed subcontract and will obtain Customer’s prior written approval of such subcontract. Customer will not unreasonably withhold its approval for such subcontractors. Notwithstanding the foregoing, ACS may not, without the written consent of Customer, subcontract to a third party any of the Services that will or may require such third party to have access to Customer facilities. No subcontracting will release ACS from its responsibility for its obligations under this Agreement. In no event will ACS will disclose Customer Confidential Information to a subcontractor unless and until such subcontractor has agreed in writing to protect such information in a manner substantially equivalent to that required of ACS under this Agreement, and then only as necessary for the subcontractor to perform its obligations under the Agreement.

11. CUSTOMER REVIEW RIGHTS

11.1 General.

     Employees of Customer and its auditors who are from time to time designated by Customer, and in the case of third-party auditors, are not an ACS Competitor, and who agree in writing to the security and confidentiality obligations and procedures reasonably required by ACS will be provided with reasonable access to any facility at which the Services are being performed to enable them to conduct audits of ACS’ performance of the Services and other matters relevant to this Agreement, including (i) verifying the accuracy of ACS’ charges to Customer (ii) verifying that the Services are being provided in accordance with this Agreement, including any Service Levels, and (iii) ascertaining compliance with applicable law, rule, or regulation, including, without limitation, the Sarbanes-Oxley Act.

11.2 Procedures.

     Such audits may be conducted once a year (or more frequently if requested by the governmental authorities who regulate Customer’s business or if auditors require follow-up access to complete audit inquiries) during reasonable business hours upon commercially reasonable notice; provided, however, that the Parties may agree to more frequent audits as deemed reasonably necessary. Customer will provide ACS with prior written notice of an audit. ACS will cooperate in the audit, will make the information reasonably required to conduct the audit available on a timely basis and will assist the designated employees of Customer or its auditors as reasonably necessary. If Customer requests resources beyond those resources then assigned to the account team who are able to provide reasonable assistance of a routine nature in connection with such audit, such resources will be provided as Additional Services. Records that support ACS’ performance of the Services and other matters relevant to this Agreement will be retained by ACS in accordance with the retention guidelines set forth in Section 11.5. Notwithstanding anything to the contrary in this Agreement, ACS will not be required to provide access to the proprietary data of ACS related to its underlying costs or profit margins or other ACS customers. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, is confidential.

11.3 Results.

     Following an audit, Customer will conduct an exit conference with ACS to discuss issues identified in the audit that pertain to ACS. The Parties will review each ACS audit issue and will determine (i) what, if any, actions will be taken in response to such audit issues, when and by whom and (ii) which Party will be responsible for the cost of taking the actions necessary to resolve such issues in accordance with the Parties’ obligations as set forth in Section 3.9.

11.4 Audit of the Charges.

     Upon reasonable notice from Customer, ACS will provide Customer and Customer agents with access to such financial records and supporting documentation as may be reasonably requested by Customer in connection with or relating to the Charges for the purposes of performing audits and inspections of ACS’ performance and to determine that such Charges are accurate and in accordance with this Agreement and that work charged was actually performed. If, as a result of such audit, Customer determines that ACS has overcharged Customer, Customer will notify ACS of the amount of such overcharge and ACS will promptly investigate the same and if findings show Customer is correct then ACS will promptly pay to Customer the amount of the overcharge. In the event any such audit reveals an overcharge to Customer during any 12-month period exceeding five percent (5%) of all Charges in the aggregate paid by Customer under this Agreement during such period and ACS fails to demonstrate within thirty (30) days of receipt of such audit, to Customer’s reasonable satisfaction, that the overcharges did not exceed five percent (5%) of the Charges, then ACS will reimburse Customer for the cost of such audit. In no event will ACS be obligated to disclose its underlying costs or profit margins to Customer or its auditors.

     In the event any such audit reveals an undercharge, Customer will promptly pay to ACS the amount of any such undercharge forty-five (45) days from receipt of an invoice for the same.

     If, as a result of such audit, Customer determines that ACS has not performed, ACS will promptly remedy the non-performance and/or issue a credit for the Charges related to the Services that were not provided in accordance with this Agreement. If Customer determines that ACS has not performed, ACS may at its option within 30 days secure, at its sole expense, an independent, nationally-recognized, reputable auditing firm to review the result of such audit and issue an independent report to ACS and Customer regarding ACS’ performance (or non-performance). In the event the auditing firm selected by ACS issues a report regarding ACS’ performance that is substantially different than Customer’s determination of non-performance, then Customer and ACS will agree upon an approach to remedy any non-performance. However, in the event the auditing firm selected by ACS issues a report regarding ACS’ performance that is not substantially different than Customer’s determination of non-performance, then ACS will promptly remedy the non-performance and/or issue a credit with accrued Interest for the Charges paid to ACS for the Services that were not provided in accordance with this Agreement.

11.5 Record Retention.

     Unless otherwise specified in the applicable Statement of Work, ACS will retain all records and Confidential Information for a period of six (6) years. Upon expiration or termination of the Agreement, ACS will return to Customer all records and Confidential Information.

11.6 Survival.

     Customer’s audit rights will survive expiration or termination of this Agreement for a period of two (2) years.

11.7 Storage and Return of Records.

     ACS will provide commercially reasonable storage space and media required for proper storage of the records and documentation. At the expiration or termination of this Agreement at Customer’s discretion, Customer may request that the ACS deliver to Customer the records and supporting documentation specified in the applicable Statement of Work.

12. INSURANCE; RISK OF LOSS

12.1 Required Insurance Coverages.

     During the Term, each Party will maintain at its own expense, in addition to all legally required insurance, policies of insurance in such amounts and on such other terms and conditions as it reasonably determines are necessary with regard to its business, provided that the amounts and other terms and conditions of such policies must be at least equivalent to policies appropriate for and typically maintained by other companies of comparable size engaged in similar business activities. Notwithstanding the foregoing, ACS agrees to maintain commercial general liability insurance with a minimum limit of $5,000,000 per claim and an aggregate limit of no less than $10,000,000. Each such ACS policy shall name Customer as an additional insured. ACS’ insurance shall be primary and not be entitled to contribution from any insurance maintained by Customer. Each Party will provide, upon written request, proof of its insurance coverage (such as a certificate of insurance executed by an authorized representative of the Party). Such certificates shall require that the policies shall not be canceled or reduced in coverage until thirty (30) days written notice of such cancellation or reduction has been received by the other Party. All coverages for subcontractors shall be subject to all of the requirements stated herein. In addition, the insurance requirements set forth in this Section 12.1 will not limit or expand ACS’ liability under or related to the Services or this Agreement.

13. CHARGES

13.1 Charges for Services.

     In consideration for the performance of the Services, Customer will pay to ACS the Charges (defined as the Base Charges and any Variable Charges) set forth in Schedule A, Attachment A (Pricing), plus any taxes and duties further described in Section 13.10 below.

13.2 Invoicing.

     Unless otherwise specified in an applicable Statement of Work, ACS will invoice Customer, on a monthly basis as follows: (i) Base Charges will be invoiced on or before the tenth (10th) day of each month for which the Services are to be provided, such Base Charges will be payable to ACS within forty-five (45) days from the date of invoice and (ii) all Variable Charges will be invoiced to Customer within ten (10) days following the end of the month in which such Charges are incurred and the undisputed portion of all such Variable Charges will be payable to ACS within forty-five (45) days from date of invoice. By way of illustration: If Customer’s Base Charges for the month of June in a given year were $150,000, such amount would be invoiced to Customer on or before June 10th of that month. If Customer’s Variable Charges for the month of June equaled $5,000 (based for example on ARC/RRC calculations and/or other variable components), ACS would invoice the amount on or before July 10th, and the undisputed portion of that Variable Charge for June Services would be owed to ACS within forty-five (45) days of date of invoice.

13.3 Performance Credits.

     In the event the accumulated Performance Credits for a calendar year exceeds the accumulated Earnback Credits for a calendar year described in Section 5.4 above (such excess, if any, will be referred to as the “Net Annual Performance Credit”), then Customer may assess against ACS’ next invoice a credit in an amount not to exceed the Net Annual Performance Credit. If no further amounts are payable to ACS under the applicable SOW, ACS will pay the amount of the Performance Credit to Customer within thirty (30) days after the Performance Credit is earned.

13.4 Prorated Charges.

     All periodic Charges under this Agreement (excluding Charges based upon actual usage or consumption of Services) will be computed on a calendar month basis, and will be prorated for any partial month.

13.5 Disputed Amounts.

     If Customer in good faith disputes all or any portion of an invoice for Charges, then Customer will pay the undisputed portion of the invoice by the due date and Customer will notify ACS as soon as possible of the specific amount disputed and will provide reasonable detail as to the basis for the dispute. Except as provided in this Agreement, Customer will not withhold timely payment of any undisputed amount pending resolution of the disputed amount and ACS will continue to provide the Services pending resolution of the dispute. Promptly after Customer notifies ACS of the dispute, the Parties will then attempt to resolve the disputed portion of such invoice in accordance with the informal dispute resolution procedures set forth in Section 19. If Customer and ACS are unable to resolve the disputed amount in 10 days and the disputed amount exceeds five (5%) percent of the Base Charges, Customer will deposit the disputed amount in an escrow account established by agreement of Customer and ACS pending a resolution of the dispute. Only Customer’s Variable Charges may be subject to the withholding mechanism described in this Section 13.5. In no event will ACS have the right to withhold Services for any reason; provided, however that ACS will have the right to terminate this Agreement for cause in accordance with Section 18.1(c) of the Agreement for Customer’s failure to pay undisputed amounts.

13.6 Late Payment.

     Any Charges due to ACS under this Agreement that are not paid on the date otherwise due will thereafter bear Interest until paid.

13.7 Pass-Through Expenses.

     Subject to the provisions of this Section 13.6, Customer will pay all Pass-Through Expenses. ACS will review for accuracy the third party invoice for any Pass-Through Expenses and will pay when due to such third party all valid amounts set forth on such invoice. ACS will include the amount of such payment on its next invoice to Customer and will include with such invoice a copy of the third party invoice. Pass-through expenses will be amended as needed within each Statement of Work.

13.8 ACS Personnel.

     ACS bears sole responsibility for payment of all compensation, fringe benefits, payroll taxes, contributions and other, similar costs for ACS’ employees.

13.9 Record Keeping.

     ACS will maintain complete and accurate records of, and supporting documentation for, the amounts billed to and payments made by Customer under this Agreement or the Statement of Work. ACS will retain such records throughout the Term and for six (6) years thereafter. ACS will provide Customer, at Customer’s request, with paper and electronic copies of documents and information reasonably necessary to verify ACS’ compliance with this Agreement. Customer and its authorized agents and representatives will have access to such records for audit purposes during normal business hours during the Term and thereafter for the period during which ACS is required to maintain such records.

13.10 Taxes.

     Each Party will pay any real property taxes or personal property taxes on property it either owns ,leases or subleases.

     (a) ACS will pay any sales, use, excise, value-added, services, consumption, and other taxes and duties imposed on any goods acquired, used or consumed by ACS in connection with the Services (excluding any taxes applicable to Pass-Through Expenses).

     (b) In addition to invoicing Customer for the Charges associated with the Services, ACS will invoice amounts equal to the taxes, assessments, duties, permits, fees and other charges of any kind, however designated, assessed, charged or levied, based on, with respect to or measured by (i) such Charges, (ii) this Agreement or (iii) the Services, Software, Equipment, Materials or other property (intangible or intangible) or, the use thereof or the resources used therefore, provided under this Agreement. ACS will either remit these taxes on Customer’s behalf, in which case Customer will reimburse ACS for such amounts, or Customer will pay such amounts directly to the applicable taxing authority.

     (c) The Parties will cooperate with each other to enable the Parties to determine accurately their respective tax liabilities and to reduce such liabilities to the extent permitted by law. ACS invoices to Customer will separately state the amount of any taxes ACS is collecting from Customer.

13.11 Charges Pursuant to Change Control Procedures.

     (a) If either Customer or ACS proposes a change in or addition to the Services pursuant to the Change Control Procedures, the charge for such change or addition will be determined in the manner set forth in this Section.

     (b) To the extent the proposed change or addition can be accommodated within the existing level of resources then being used by ACS to provide the Services and without degradation to existing Service Levels (unless otherwise agreed by the Parties in writing), the Charges payable by Customer under this Agreement will not be increased. To the extent the proposed change or addition will increase or lower ACS’ cost to provide the Services thereafter, the Charges payable by Customer under this Agreement will be equitably adjusted as appropriate.

     (c) To the extent the proposed change or addition will require the addition or subtraction of resources for which a pricing metric exists under this Agreement, the resulting change to the Charges payable by Customer hereunder will be calculated in accordance with that pricing metric.

13.12 Gain Sharing.

     ACS and Customer will bring forward proposals (each an “Improvement Proposal”) which improve the efficiency of the delivery of the Services and that are commercially reasonable under prevailing industry practices and standards applicable to the services in question. To the extent Customer and ACS agree to implement any such Improvement Proposal, and such Improvement Proposal results in an increase in ACS’ profit margin in an amount (the “Excess Amount”) which is greater than twenty-five percent (25%) of the current average profit margin to date, then Customer and ACS agree to share equally in such Excess Amount.

14. POLICIES AND PROCEDURES; CUSTOMER DATA

14.1 Compliance with Procedures.

     ACS will perform the Services in compliance with the policies and procedures set forth in the applicable Statement of Work.

14.2 Accuracy of Customer Data and Processing.

     Customer will be responsible for the accuracy and completeness of any information, materials or data that Customer or its Affiliates provide to ACS, and for the accuracy and completeness of Customer’s transmission to ACS of such information, materials or data. ACS will be responsible for the accuracy and completeness of ACS’ systems electronic receipt of any such information, materials or data, and for the accuracy and completeness of information, materials or data that ACS provides or transmits. ACS will promptly correct any errors or inaccuracies attributable to ACS in Customer Data or reports discovered by Customer and identified to ACS, or discovered by ACS or any errors or inaccuracies that ACS should have reasonably discovered. Such corrections will be provided at no charge to Customer. Corrections and reruns will be reported in reports defined jointly by Customer and ACS and produced by ACS. Customer acknowledges and agrees that the foregoing is not intended to obligate ACS to correct any errors in Customer systems or software outside of ACS’ reasonable control which cause such errors or inaccuracies. ACS will not be responsible for errors in or the delay or nonperformance of its responsibilities or obligations under this Agreement to the extent caused by the inaccuracy and/or incompleteness of information, materials, or data provided to ACS by Customer, its Affiliates or the third party providers or by the failure of Customer, its Affiliates or the third party providers to furnish information, materials or data. Notwithstanding the foregoing, ACS will promptly notify Customer in writing of all inaccuracies, insufficiencies or errors discovered by ACS in such Customer information, materials or data or if there is any information, materials or data that ACS requires Customer to furnish. ACS will promptly correct all such inaccuracies and errors in such Customer information, materials or data, and in any errors in the Services caused by the inaccuracies or errors in such Customer information, materials or data. Customer will indemnify, defend and hold harmless ACS, its Affiliates and ACS’ directors, officers and employees and their respective successors and assigns from and against all Losses arising from third-party claims resulting from any inaccuracies in or incompleteness of any information or materials, including, but not limited to, the Customer Data, provided by Customer, its Affiliates or third parties to ACS under this Agreement. ACS will indemnify, defend and hold Customer, its Affiliates and Customer’s directors, officers and employees and their respective successors and assigns from and against all Losses resulting from (i) any inaccuracies in or incompleteness of any information or materials, including, but not limited to, the Customer Data caused by the acts or omissions of ACS, or (ii) ACS’ failure to correctly perform the Services and/or accurately process Customer transactions as required by the policies and procedures set forth in the applicable Statement of Work.

14.3 Review of ACS Materials.

     Customer will endeavor to promptly notify ACS in writing of all inaccuracies, insufficiencies or errors found in the ACS Materials or any other information, materials and data provided to Customer by ACS.

15. REPRESENTATIONS AND WARRANTIES

15.1 Mutual Representations and Warranties.

     Each Party represents and warrants that, as of the Effective Date:

     (a) it is a corporation duly incorporated, validly existing and is in good standing under the laws of the state in which it is incorporated, and is good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement;

     (b) it has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement;

     (c) it has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of this transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on its part;

     (d) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in connection with its terms;

     (e) to its knowledge, it is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement or consummation of the transactions contemplated by this Agreement;

     (f) it will exercise commercially reasonable efforts to screen any Software provided, or otherwise made available by it to the other Party under this Agreement for the purpose of avoiding the introduction of any computer virus; and

     (g) ACS will comply with all applicable laws, rules and regulations related to its delivery of the Services and Customer will comply with all applicable laws, rules and regulations related to its receipt of the Services.

15.2 ACS Representations and Warranties.

     ACS represents and warrants to Customer that:

     (a) As of the Effective Date, it has not violated any applicable laws or regulation or any Customer policies regarding the offering of unlawful inducement in connection with this Agreement;

     (b) It has as of the Effective Date, and will have throughout the Term, the right and authority to use the ACS Materials and the ACS Solution to provide Services during the Term and to grant to Customer the licenses described in this Agreement; and

     (c) the Services will be performed in a professional and workmanlike manner by ACS using qualified individuals who are sufficiently trained to perform their responsibilities in conjunction with the rendering of the Services.

15.3 Regulatory and Corporate Proceedings.

     Each Party will obtain all regulatory approvals, independently examine government regulations applicable to its business that may affect the Services, obtain any necessary permits and comply with any regulatory requirement associated with its business and this Agreement that may affect the Services. Each Party will from time to time inform the other in writing of regulatory or legal requirements specific to its business that may affect the Services.

16. INDEMNIFICATION

16.1 Mutual Indemnification.

     Each Party will indemnify, defend and hold harmless the other Party, and their respective officers, directors, employees, successors and assigns, from and against all Losses arising from: (i) death of or injury to any agent, employee, customer, invitee, visitor or other person to the extent caused by the negligent or willful acts or omissions of the indemnitor, or its respective agents, employees or contractors, (ii) damage to, or loss or destruction of, any real or tangible personal property, to the extent caused by the errors, or acts or omissions of the indemnitor, or its respective agents, employees or contractors and (iii) any breach of its respective representations and warranties set forth in Sections 15.1 and 15.2.

16.2 Intellectual Property Indemnification.

     Customer and ACS each agree to defend and hold harmless the other against any third party action to the extent that such action is based on a claim that the Customer Materials and/or the Existing Customer Solution, in the case of Customer, and the ACS Materials and/or the ACS Solution, in the case of ACS, or the Confidential Information provided by the indemnitor, or any party thereof or any other intellectual property right of a Party (i) infringes a copyright under United States law, (ii) infringes a patent granted or pending under United States law or (iii) constitutes an unlawful disclosure, use or misappropriation of another party’s trade secret. The indemnitor will bear the expense of such defense and pay any damages and reasonable attorneys’ fees that are attributable to such claim finally awarded by a court of competent jurisdiction or any costs associated with settlement of said claim.

     If the Customer Materials, Existing Customer Solution, ACS Materials, ACS Solution, any Confidential Information or any other intellectual property right of a Party becomes the subject of a claim under this Section, or in the indemnitor’s opinion is likely to become the subject of such a claim, then the indemnitor may, at its option, (a) modify the Customer Materials or Existing Customer Solution (if the indemnitor is Customer) or the ACS Materials or ACS Solution (if the indemnitor is ACS) or Confidential Information or other intellectual property right of a Party to make it noninfringing or cure any claimed misuse of another’s trade secret, provided such modification does not adversely affect the functionality of the Customer Materials, Existing Customer Solution, ACS Materials, or ACS Solution, as applicable or (b) procure for the indemnitee the right to continue using the Customer Materials, Existing Customer Solution, ACS Materials, or ACS Solution, as applicable or Confidential Information or other intellectual property right of a Party pursuant to this Agreement, or (c) replace the Customer Materials, Existing Customer Solution, ACS Materials, or ACS Solution or other intellectual property right of a Party, as applicable with substantially equivalent Software that is noninfringing or that is free of claimed misuse of another’s trade secret. Any costs associated with implementing any of the above alternatives will be borne by the indemnitor.

     With respect to any Software provided or developed by a Party pursuant to this Agreement, such Party will have no liability to the other Party under this Agreement (a) to the extent that any claim of infringement is based upon the use of the Software in connection or in combination with equipment, devices or Software not supplied by that Party or used in a manner for which the Software was not designed, (b) for infringements that arise solely as a result of the implementation by that Party of functionality requirements presented by the other Party where there is no non-infringing alternative to such implementation, and the other Party has been so advised by that Party prior to implementation, and (c) for maintenance, modifications, updates, enhancements and improvements to the Software made by any Party other than that Party.

16.3 Indemnification Procedures.

     (a) Promptly after receipt by an indemnitee of any written claim or notice of any third party action giving rise to a claim for indemnification by the indemnitee, the indemnitee will so notify the indemnitor and will provide, as soon as reasonably possible, copies of such claim or any documents relating to the action. Failure to so notify an indemnitor will not relieve the indemnitor of its obligations under this Agreement except to the extent that such failure or delay is prejudicial to indemnitor. Within thirty (30) days following receipt of such written notice, but in any event no later than ten (10) days before the deadline for any responsive pleading, the indemnitor will notify the indemnitee in writing (a “Notice of Assumption of Defense”) if the indemnitor elects to assume control of the defense and settlement of such claim or action.

     (b) If the indemnitor delivers a Notice of Assumption of Defense with respect to a claim within the required period, the indemnitor will have sole control over the defense and settlement of such claim; provided, however, that (i) the indemnitee will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (ii) the indemnitor will obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a timely Notice of Assumption of Defense relating to any claim, the indemnitor will not be liable to the indemnitee for any legal expenses incurred by such indemnitee in connection with the defense of such claim; provided, that the indemnitor will pay for separate counsel for the indemnitee to the extent that conflicts or potential conflicts of interest between the Parties so require. In addition, the indemnitor will not be required to indemnify the indemnitee for any amount paid by such indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Assumption of Defense if such amount was agreed to without prior written consent of the indemnitor, which will not be unreasonably withheld or delayed in the case of monetary claims. An indemnitor may withhold consent to settlement of claims of infringement affecting its proprietary rights in its sole discretion.

     (c) If the indemnitor does not deliver a Notice of Assumption of Defense relating to a claim within the required notice period, the indemnitee will have the right to defend the claim in such a manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor will promptly reimburse the indemnitee for all such costs and expenses upon written request therefor.

17. LIMITATIONS ON LIABILITY

17.1 Limit on Types of Damages Recoverable.

     (a) EXCEPT AS SET FORTH IN CLAUSE (b) BELOW AND TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, EACH PARTY DISCLAIMS LIABILITY FOR AND IN NO EVENT WILL EITHER PARTY BE LIABLE FOR, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (b) The exclusion set forth in clause (a) above will not apply to Losses arising from a third-party claim otherwise recoverable by an indemnitee pursuant to Article 16 (Indemnification), statutory penalties arising as a result of a material breach of Section 8.9 (Privacy Laws), Article 9 (Confidentiality) and statutory penalties arising as a result of a material breach of Section 14.2 (Accuracy of Customer Data and Processing).

17.2 Limit on Amount of Direct Damages Recoverable.

     (a) ACS’ cumulative liability for any and all damages arising out of or relating to its performance of the Services performed pursuant to a Statement of Work under this Agreement will not exceed the lesser of (i) Customer’s actual proven direct damages for the event(s) giving rise to the cause(s) of action or (ii) the total Charges payable to ACS for the Services provided under the applicable Statement of Work for the nine (9) calendar months immediately preceding the month in which the event giving rise to the liability occurred (or, if the event giving rise to the liability occurs during the first nine (9) months after the Service Commencement Date, the total Charges payable to ACS pursuant to the applicable Statement of Work under this Agreement for such nine (9) months). This limitation will not apply to losses or damages attributable to claims by an indemnitee pursuant to Article 16

(Indemnification) statutory penalties arising as a result of a material breach of Section 8.9 (Privacy Laws), Article 9 (Confidentiality), statutory penalties arising as a result of a material breach of Section 14.2 (Accuracy of Customer Data and Processing), claims relating to any amounts or credits due Customer from ACS under this Agreement as set forth in this Agreement, claims relating to ACS’ willful or intentional misconduct or gross negligence or claims submitted for coverage under ACS’ commercial general liability policies set forth in Section 12.1 as such policies are required to be maintained by ACS up to the amount of the proceeds received under such policies for the subject claim.

     (b) Customer’s cumulative liability for any and all damages arising out of or related to this Agreement will not exceed an amount equal to the total Charges payable to ACS under the applicable Statement of Work for the nine (9) calendar months immediately preceding the month in which the event giving rise to the liability occurred (or, if the event giving rise to the liability occurs during the first nine (9) months after the Commencement Date, the total Charges payable to ACS pursuant to the applicable Statement of Work under this Agreement for such first nine (9) months). ] This limitation will not apply to losses or damages attributable to (i) claims by an indemnitee pursuant to Article 16 (Indemnification), statutory penalties arising as a result of a material breach of Section 8.9 (Privacy Laws), Article 9 (Confidentiality), statutory penalties arising as a result of a material breach of Section 14.2 (Accuracy of Customer Data and Processing), claims relating to Customer’s willful or intentional misconduct or gross negligence, or claims relating to the failure by Customer to pay undisputed amounts under this Agreement or any Termination Fees as set forth in this Agreement.

     (c) Each Party will have a duty to mitigate damages as provided by applicable law.

17.3 Force Majeure.

     (a) Subject to clause (d) below, neither Party will be liable for any failure or delay in the performance of its obligations (excluding Customer’s obligation to pay the Charges, but not delay in payment) under this Agreement, if any, to the extent such failure or delay both:

          (i) is caused, directly or indirectly, without fault by such Party, by: fire, flood, earthquake, elements of nature or acts of God; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; quarantines, embargoes and other governmental action; or any other cause beyond the reasonable control of such Party; and

          (ii) could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work-around plans or other means (including, in the case of ACS, compliance with ACS’ obligations with respect to the provision of disaster recovery services as set forth in Schedule A, Attachment D (Disaster Recovery Plan).

     Events meeting both of the criteria set forth in clauses (i) and (ii) above are referred to collectively as “Force Majeure Events.”

     (b) Subject to clause (d) below, upon the occurrence of a Force Majeure Event, the non-performing Party will be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within a reasonable time and describe in reasonable detail the circumstances causing such delay.

     (c) If a Force Majeure Event causes a material failure or delay in the performance of any Services for more than 5 consecutive Business Days, Customer may, procure such Services from an alternate source until ACS is again able to provided such Services, and Customer will be liable for all payments made and costs incurred by Customer required to obtain the Services from such alternate source during such period; and provided, however, Customer will not be obligated to continue to pay ACS the Charges established during such period, but ACS will not be entitled to any additional payments as a result of the Force Majeure Event, and Customer expressly agrees to exercise commercially reasonable efforts to mitigate any charges payable to any third party under this Section 17.3(c); or

     (d) If the circumstance described in Section 17.3(c) above continues for more than 60 consecutive days, Customer may terminate the applicable Statement of Work so affected and the charges payable hereunder will be equitably adjusted to reflect those terminated Services.

     (e) Notwithstanding any other provision of this Section, a Force Majeure Event will not relieve ACS of its obligation to implement the applicable disaster recovery measures.

17.4 Actions of Other Party.

     Neither Party will be liable for any failure or delay in the performance of its obligations under this Agreement if and to the extent such failure or delay is caused by the actions or omissions of the other Party or breaches of this Agreement by the other Party provided that the Party which is unable to perform has provided the other Party with reasonable notice of such non-performance and has used commercially reasonable efforts to perform notwithstanding the actions, omissions or breaches of the other Party.

18. TERMINATION

18.1 Termination for Cause.

     (a) Either Party will have the option, but not the obligation, to terminate this Agreement or an applicable Statement of Work upon thirty (30) days prior written notice if the other Party materially breaches this Agreement, or the affected Statement of Work, as applicable, and fails to cure such breach within such thirty (30) day time period. For purposes of this Section 18.1(a), Customer acknowledges and agrees that its failure to pay undisputed amounts to ACS constitutes a material breach of this Agreement.

     (b) Either Party will have the option, but not the obligation, to terminate this Agreement or any applicable Statement of Work upon thirty (30) days prior written notice in the event the other Party commits a series of non-material breaches (other than in the case of ACS Service Level Failures) which, in the aggregate constitute a material breach provided that the Party said to be in breach will have such thirty (30) day time period in which to cure the condition(s) of breach.

     (c) Customer will have the option, but not the obligation, to terminate this Agreement or any applicable Statement of Work upon thirty (30) days prior written notice upon the occurrence of a Service Level Termination Event.

18.2 Exercise of Rights.

     (a) In the event a Party has a right to terminate this Agreement or any Statement of Work under Section 18.1, above, that Party must exercise such right within ninety (90) days of the event(s) giving rise to the right of termination, or it will be deemed to have waived such right(s), but such waiver will not adversely affect any future rights of termination that may accrue to such Party.

     (b) The non-breaching Party will exercise its termination option by delivering to the breaching Party written notice of such termination identifying the scope of the termination and the termination date.

18.3 Termination for Convenience.

     After the expiration of the second (2nd) Contract Year, Customer will have the option to terminate the Services for convenience upon no less than ninety (90) days’ notice. Prior to the effective date of any such termination, Customer will pay to ACS: (i) Charges for Services provided up through the effective date of such termination and (ii) the early termination fees set forth in the applicable Statement of Work.

18.4 Termination for Insolvency.

     Either Party will have the option, but not the obligation, to terminate this Agreement in its entirety (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors, (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any act of Congress relating to bankruptcy, arrangement or reorganization, (iv) is adjudicated a bankrupt or makes an assignment for the benefit of its creditors generally, (v) applies for, consents to or acquiesces in the appointment of any receiver or trustee for all or a substantial part of its property, or (vi) any such receiver or trustee is appointed and not discharged within thirty (30) days after the date of such appointment. A Party will exercise its termination option by delivering to the other Party, within six (6) months after the any one or more of such events, written notice of such termination identifying the termination date (which will be at least thirty (30) days after the date of such notice).

18.5 Extension of Termination Effective Date.

     The Parties may agree to extend the termination date specified pursuant to this Article 18 one or more times, provided that the total of all such extensions will not exceed one (1) year and each such extension may be no less than ninety (90) days in duration.

18.6 Effect of Termination.

     Termination of this Agreement or any categories of Services for any reason under this Article 18 will not affect (i) any liabilities or obligations of either Party arising before such termination or out of the events causing such termination or (ii) any damages or other remedies to which a Party may be entitled under this Agreement, at law or in equity arising from any breaches of such liabilities or obligations.

18.7 Termination/Expiration Assistance.

     (a) Commencing six (6) months before the expiration of the Term or, if applicable, upon delivery of a termination notice by Customer or ACS pursuant to this Article 18, and continuing until the expiration of the Term or, if applicable, the termination date (as it may be extended pursuant to Section 18.5 (Extension of Termination Effective Date), ACS will provide to Customer or Customer’s designee the assistance reasonably requested by Customer to enable any or all of the Services to continue without interruption and to facilitate the orderly transfer of the Services to Customer or its designee (“Termination/Expiration Assistance”). Notwithstanding the above, in the event that this Agreement is terminated by ACS for non-payment pursuant to Section 18.1(c), Customer must prepay, on a monthly basis, all Charges commencing with the first date of Termination/Expiration Assistance by ACS.

     (b) At Customer’s request, ACS will provide to Customer for up to six (6) months after the expiration date of the Term or, if applicable, the effective date of termination, any and all of the Services being performed by ACS prior to such date, including, without limitation, Termination/Expiration Assistance. This Agreement will continue to govern the performance of all such Services during such period, except that (i) the charge for such Services will be the rates in effect as of the expiration or termination date., and (ii) the charge for any Termination/Expiration Assistance services not included in the Services will be fair and reasonable and consistent with industry standards. The Termination/Expiration Assistance will be provided to Customer at no additional cost in connection with any expiration or non-renewal of the Term of this Agreement or if this Agreement is terminated by Customer for breach. Notwithstanding the above, in the event this Agreement is terminated by ACS pursuant to Section 18.1, Customer must prepay, on a monthly basis, all Charges commencing with the first date of Termination/Expiration Assistance by ACS.

     (c) Customer will relieve ACS from its obligation to perform Termination/Expiration Assistance to the extent that ACS is required to return, erase, or destroy the Customer Data in its possession and such return, erasure, or destruction prevents ACS from performing the Termination/Expiration Assistance.

19. DISPUTE RESOLUTION

19.1 General.

     Any dispute or controversy between the Parties with respect to the interpretation or application of any provision of this Agreement or the performance by ACS or Customer of their respective obligations hereunder will be resolved as provided in this Article.

19.2 Informal Dispute Resolution.

     The Parties may, by mutual agreement, attempt to resolve their dispute informally in the following manner:

     (a) Either Party may submit the dispute to the Executive Committee, which will meet as often as the Parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the dispute. The Executive Committee will negotiate in good faith in an effort to resolve the dispute.

     (b) During the course of negotiations, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to the dispute, will be honored in order that each of the Parties may be fully advised of the other’s position.

     (c) The specific format for the discussions will be determined at the discretion of the Executive Committee, but may include the preparation of agreed upon statements of fact or written statements of position.

     (d) Proposals and information exchanged during the informal proceedings described in this Article between the Parties will be privileged, confidential and without prejudice to a Party’s legal position in any formal proceedings. All such proposals and information, as well as any conduct during such proceedings, will be considered settlement discussions and proposals, and will be inadmissible in any subsequent proceedings.

     (e) In the event of a dispute that cannot be resolved by business negotiations set forth above, each Party hereby agrees that before initiating any litigation, the Parties shall first attempt to resolve their dispute through the means of mediation using a qualified and experienced third-party mediator in a location to be mutually determined by the Parties, or if the Parties cannot agree, then in West Palm Beach, Florida. The costs of such mediation shall be equally divided between the Parties. Such mediation shall be conducted by each Party designating a duly authorized officer or other representative to represent the Party, with authority to bind the Party, and that the Parties then meet with the mediator in good faith. In the course of mediation, the Parties agree to exchange informally such information as is reasonably necessary and relevant to the issues being mediated. If such mediation is unsuccessful, then either Party shall have the right to initiate litigation in the appropriate court as provided herein. In such event, no part of the mediation, including the statements made by the Parties or the mediator shall be admissible against either party in the litigation.

     In the event a Party seeks injunctive relief, specific performance or in the event of an approaching deadline prescribed by any applicable statute of limitation, then there shall be no requirement that such Party utilize the mediation process referred to herein.

19.3 Applicable Law, Waiver of Jury Trial.

     All questions concerning the validity, interpretation and performance of this Agreement will be governed by and decided in accordance with the laws of the State of Florida without giving effect to any choice-of-law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

     IN ANY ACTION BROUGHT BY EITHER PARTY AGAINST THE OTHER, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES THE RIGHT TO REQUEST A JURY TRIAL, TO THE FULLEST EXTENT PERMITTED BY LAW, AND ANY SUCH LITIGATION SHALL BE TRIED TO THE JUDGE SITTING AS THE FINDER OF FACT AS WELL AS THE JUDGE OF THE APPLICABLE LAW.

19.4 Jurisdiction and Venue.

     Any litigation initiated by either party involving this Agreement shall be pursued in the United States courts sitting in the Southern District of Florida, which is the exclusive jurisdiction and venue of any action brought hereunder, unless the amount in controversy does not exceed the jurisdictional limit for federal court, in which case the action may be brought in the courts of the State of Florida in West Palm Beach, Florida.

19.5 Charges and Costs.

     In any legal action, the prevailing Party will be entitled to recover, in addition to its damages (subject to limitations stated elsewhere in this Agreement), its reasonable attorneys’ fees, expert witness fees, and other ordinary and necessary costs of litigation, as determined by the court. Such costs include, without limitation, costs of any legal proceedings brought to enforce a judgment or decree.

19.6 Equitable Remedies.

     The Parties agree that in the event of any breach or threatened breach of any provision of this Agreement concerning (i) Confidential Information, (ii) intellectual property rights or (iii) other matters for which equitable rights are expressly provided in this Agreement, money damages may be an inadequate remedy. Accordingly, either Party may seek a preliminary or permanent, mandatory or prohibitory, injunction or such other order of a court of competent jurisdiction.

20. MISCELLANEOUS

20.1 Interpretation.

     (a) All Schedules are hereby incorporated in this Agreement by reference. In the event of any conflict or inconsistency between this Agreement and the Schedules, such conflict or inconsistency will be resolved by giving precedence first to this Agreement and second to the Schedules.

     (b) The division of this Agreement into Articles, Sections, subsections, Attachments and Schedules, the division of Schedules or Attachments of this Agreement into Sections and subsections, and the insertion of headings in this Agreement are for convenience of reference only and will not affect its constructions or interpretation.

20.2 Binding Nature and Assignment.

     This Agreement will be binding on the Parties and their respective successors and permitted assigns. Notwithstanding the above, neither Party may assign this Agreement, the Services, any rights or obligations hereunder, without the other Party’s prior written consent; provided, however, that either Party may make such an assignment, to an Affiliate or another entity or business unit of such Party or pursuant to an internal reorganization of such Party (including an Affiliate, business unit or entity that was receiving or entitled to receive the Services under this Agreement) upon written notice to the other Party, provided, however, that with respect to any assignment by ACS, any proposed assignee must be financially secure and an entity with the necessary resources to provide the Services. Any assignment in contravention of this subsection will be void. Any consent by a Party to any assignment of this Agreement will not constitute its consent to further assignments.

20.3 Processor’s Agreement.

20.4 On or before the Service Commencement Date, ACS and Customer agree to enter into a processor’s agreement with Dun & Bradstreet, Inc. (“D&B”) pursuant to which the parties will agree to maintain the confidentiality and other restrictions with respect to that certain copyrighted database of D&B more particularly described in that certain Master License Agreement between Customer and D&B dated September 30, 2004. Amendment and Waiver.

     No supplement, modification, amendment or waiver of this Agreement will be binding unless executed in writing by the Party against whom enforcement of such supplement, modification, amendment or waiver is sought. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

20.5 Further Assurances; Consents and Approvals.

     Each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions. Whenever this Agreement requires or contemplates any action, consent or approval, such Party will act reasonably and in good faith and (unless the Agreement expressly allows exercise of a Party’s sole discretion) will not unreasonably withhold or delay such action, consent or approval.

20.6 Publicity.

     ACS may not include Customer’s name on a list of ACS clients that ACS discloses to third parties without Customer’s prior written consent. In addition, unless the other Party gives prior written consent, neither Party will issue any public statement or announcement relating to this Agreement, nor display or use, in advertising or otherwise, any of the other Party’s trade names, logos, trademarks, service marks or other indicia of origin. For purposes of this Section 20.5, prior written consent must be given by an officer of the relevant Party.

20.7 Severability.

     If any provision of this Agreement will be determined by any court of competent jurisdiction to be invalid or unenforceable, as to such jurisdiction, such invalidity or unenforceability will not affect the remainder of this Agreement, which will be construed as if such invalid or unenforceable provision had never been a part of this Agreement but in a manner so as to carry out as nearly as possible the Parties’ original intent.

20.8 Entire Agreement.

     This Agreement, including the Schedules, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

20.9 Notices.

     Any notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be deemed delivered to a Party (i) when delivered by hand or courier, (ii) one business day after being sent by reputable overnight courier , or (iii) six (6) days after the date of mailing if mailed by United States certified mail, return receipt requested, postage prepaid, in each case to the address of such Party set forth below (or at such other address as the Party may from time to specify by notice delivered in the foregoing manner):

     If to ACS, to:

ACS Commercial Solutions, Inc. 8911 South Sandy Parkway Sandy, Utah 84070 Attention: President for Commercial Solutions Group

     With a Copy to:

ACS Commercial Solutions, Inc.
2828 N. Haskell Avenue, Bldg 1, 9th Floor
Dallas, Texas 75204
Attn: Thomas Hall
Group Counsel for Commercial Solutions
Telephone: (214) 841-6175
Telex or facsimile: (214) 584-5525

     If to Customer, to:

Office Depot, Inc. 2200 Old Germantown Road Delray Beach, FL 33445 Attn.: George Bryan, VP Financial Services

     With a Copy to:

Office Depot, Inc. 2200 Old Germantown Road Delray Beach, FL 33445 Attn.: Office of the General Counsel

20.10 Survival.

     Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement, will survive termination of this Agreement.

20.11 Independent Contractors.

     ACS will perform its obligations under this Agreement as an independent contractor of Customer. Nothing herein will be deemed to constitute ACS and Customer as partners, joint venturers, or principal and agent. Neither Party has the authority to represent the other Party as to any matters, except as expressly authorized in this Agreement.

20.12 Third Party Beneficiaries.

     Nothing in this Agreement, express or implied, is intended to confer on rights, benefits, remedies, obligations or liabilities on any person (including, without limitation, any employees or Affiliates of the Parties) other than the Parties or their respective successors or permitted assigns.

20.13 Counterparts.

     This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

     The Parties have executed this Agreement by the signatures of their respective authorized representatives on the date set forth below.

ACS COMMERCIAL SOLUTIONS, INC.	OFFICE DEPOT, INC.

By:	By: /s/ GEORGE BRYAN

Print Name:	Print Name: George Bryan

Title:	Title: V.P., Financial Services

Date:	Date: 11/30/04

LIST OF SCHEDULES

SCHEDULE A	Statement of Work
     w Attachment A       Pricing
     w Attachment B      SLA
     w Attachment C      HR Provision
     w Attachment D      Disaster Recovery Plan
     w Attachment E      Governance
     w Attachment F      Transition Plan
     w Attachment G      OD Policy & Procedures
               o Office Depot
               o Viking
o Tech Depot

SCHEDULE B	ACS Competitors

SCHEDULE C	Mutual Nondisclosure Agreement

SCHEDULE D	Sarbanes Oxley and SAS70

SCHEDULE E	Office Depot ACS Key Personnel

SCHEDULE F	Bill of Sale and Assignment

SCHEDULE A

STATEMENT OF WORK

SCHEDULE B

ACS COMPETITORS

SCHEDULE C

MUTUAL NONDISCLOSURE AGREEMENT

SCHEDULE D

SARBANES OXLEY AND SAS70

SCHEDULE E

OFFICE DEPOT ACS KEY PERSONNEL

SCHEDULE F

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (“Bill of Sale and Assignment”) is made and entered into as of this 30th day of November 2004 by ACS Commercial Solutions, Inc. (“ACS”) and Office Depot, Inc. (“Customer”) with respect to the conveyance of certain assets by Customer to ACS pursuant to that certain Master Agreement for Business Process Outsourcing Services dated as of November 30, 2004 by and between ACS and Customer (“Agreement”). This Bill of Sale and Assignment is executed and delivered in connection with the Agreement and all terms not defined herein shall have the same meanings as in the Agreement.

1.	Sale and Transfer of Assets and Contract Rights. For good and valuable consideration the receipt and adequacy and legal sufficiency of which are hereby acknowledged, Customer hereby sells, transfers, assigns, conveys, grants and delivers to ACS effective as of the Service Commencement Date all of Customer’s right, title, and interest in and to those assets set forth on Exhibit A hereto (the “Customer Transferred Assets”).

2.	Further Actions. If subsequent to the date hereof any property that is part of the Customer Transferred Assets comes into the possession of Customer, Customer shall deliver the same to ACS at a location specified by ACS.

3.	No Warranties. THE PARTIES AGREE AND ACKNOWLEDGE THAT CUSTOMER TRANSFERS TITLE AND INTERESTS TO THE CUSTOMER TRANSFERRED ASSETS ON AN “AS-IS, WHERE-IS” BASIS WITH NO WARRANTY OF ANY KIND EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT THAT CUSTOMER WARRANTS THAT IT HAS GOOD AND MARKETABLE TITLE TO THE CUSTOMER TRANSFERRED ASSETS AND SUCH TITLE IS FREE AND CLEAR OF ANY LIENS OR ENCUMBRANCES.

4.	Further Assurances. Customer covenants and agrees at the request of ACS to execute and deliver (or cause to be executed and delivered) further instruments of transfer and assignment and take such other action as ACS may reasonably request to more effectively transfer and assign to and vest in ACS each of the Customer Transferred Assets

5.	Terms of the Agreement; Conflict. The terms of the Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

6.	Notices. All notices or other communications or deliveries provided for under this Bill of Sale and Assignment shall be given as provided in the Agreement.

7.	Binding Effect; Assignment. This Agreement will be binding on the Parties and their respective successors and permitted assigns. Notwithstanding the above, neither Party may assign this Agreement or any rights or obligations hereunder, without the other Party’s prior written consent; provided, however, that either Party may make such an assignment, to an Affiliate or another entity or business unit of such Party or pursuant to a reorganization of such Party (including an Affiliate, business unit or entity that was receiving or entitled to receive the Services under this Agreement) upon written notice to the other Party, provided, however, that with respect to any assignment by ACS, any proposed assignee must be financially secure and an entity with the necessary resources to provide the Services. Any assignment in contravention of this subsection will be void. Any consent by a Party to any assignment of this Agreement will not constitute its consent to further assignments.

8.	Governing Law. This Bill of Sale and Assignment will be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction. The Parties consent to venue in the United States courts sitting in the Southern District of Florida, which is the exclusive jurisdiction and venue of any action brought hereunder, unless the amount in controversy does not exceed the jurisdictional limit for federal court, in which case the action may be brought in the courts of the State of Florida in West Palm Beach, Florida.

9.	Counterparts. This Bill of Sale and Assignment may be executed in two or more counterparts (including by means of telecopied signature pages) each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Bill of Sale and Assignment as of the Effective Date.

ACS COMMERCIAL SOLUTIONS, INC.

By:

Print Name

Title:

Date:

OFFICE DEPOT, INC.

By:	GEORGE BRYAN

Print Name	George Bryan

Title:	V.P. Financial Services

Date:	11/30/04

EXHIBIT A (TO SCHEDULE F)

CUSTOMER TRANSFERRED ASSETS

CREDIT & COLLECTIONS

AND

SALES TAX SUPPORT

STATEMENT OF WORK

Office Depot and ACS Proprietary and Confidential

TABLE OF CONTENTS

1.0	INTRODUCTION AND DEFINITIONS	3

2.0	SYSTEMS AND TOOLS DEFINITIONS	4

3.0	ACS RESPONSIBILITIES: CREDIT AND COLLECTIONS	5

	3.1 NEW ACCOUNT SETUP AND APPROVAL	6

	3.2 ACCOUNT MAINTENANCE	6

	3.3 CREDIT APPROVAL	6

	3.4 RISK MANAGEMENT	7

	3.5 HOLD/RELEASE	7

	3.6 COLLECTIONS	7

	3.6.1 CREDIT CARD PAYMENTS	8

	3.7 ACCOUNT WRITE-OFFS	8

	3.7.1 AGENCY PLACEMENT	8

	3.7.2 BANKRUPTCY ADMINISTRATION	8

4.0	SALES TAX SUPPORT OVERVIEW	9

	4.1 EXEMPTION CERTIFICATE VALIDATION	9

	4.2 EXEMPTION CERTIFICATE DENIAL	9

	4.3 ACCOUNTS RECEIVABLE TAX WRITE-OFFS — MARS	10

	4.4 CASH/CHECK REFUNDS	10

	4.5 COMMERCIAL/ACS CREDIT CARD	10

	4.6 AB CONTRACT CUSTOMER	10

	4.7 AMAZON CREDIT CARD	11

	4.8 MONEY CARDS	11

	4.9 TECH DEPOT	11

	4.10 ACS EXEMPTION APPLICATIONS	12

	4.11 CASH APPLICATIONS DATABASE	12

	4.12 DEBIT CARD	12

	4.13 SYSTEMS AND TOOLS	13

	4.14 AUDIT SUPPORT	13

5.0	COMMUNICATIONS	13

1.0 INTRODUCTION/DEFINITIONS

1.1 This Statement of Work (SOW) will confirm the mutual understanding and agreement of ACS Commercial Solutions (“ACS”) and Office Depot, Inc. (“OD”) as to the terms and conditions pursuant to which ACS, itself and through its direct and indirect wholly-owned subsidiaries, will perform the Credit and Collections Services (the “C&C Services”) and Sales Tax Support (the, “STS Services”) described in this SOW for OD. All references to ACS in this SOW will be deemed to include all such subsidiaries, and ACS and OD may be referred to in this SOW as a “Party” and together as the “Parties”.

1.2 The terms and conditions of this SOW are as follows: (i) this SOW is entered into by the Parties under the provisions of that certain Master Services Agreement for Business Process Outsourcing Services, dated as of November 30, 2004 , between ACS and OD (the “Agreement”), and, except as otherwise provided in this SOW, all applicable provisions of the Agreement are incorporated into this SOW by this reference; (ii) the term of this SOW will commence on December 26, 2004 and, unless earlier terminated as provided in the Agreement or this SOW, will expire on December 25, 2011 provided, however, that the term of this SOW may be extended as provided in the Agreement; (iii) during the term of this SOW, ACS will provide to OD the Services described in this SOW; (iv) in connection with the Services provided by ACS under this SOW, ACS will provide to OD the support and resources described in this SOW; (v) for the Services provided by ACS under this SOW, OD will pay to ACS the amounts specified in the attached Attachment A to this SOW; (vi) ACS will provide the Services in accordance with the Policies and Procedures and the Service Levels currently established at the Wichita, Kansas location for Services described in this SOW; and (vii) additional terms and conditions related to the Services are set forth in the following Attachments which address various details that relate to the scope of Services and are hereby incorporated by reference. Within (180) days after the Effective Date, ACS and OD will jointly develop detailed project plans that describe the Transition Plan and Migration Schedule to/from ACS facilities. The Attachment F Transition Plan reflects a view of the transition activities that must occur. Office Depot and ACS agree that in the event that the ACS technical infrastructure build cannot be completed by December 25, 2004, Office Depot agrees to maintain the current infrastructure for up to thirty one additional days (through January 25, 2005) to ensure uninterrupted service during the transition period.

On or before April 30th, 2005, ACS will deliver to Office Depot a written proposal (the “ACS Proposal”) with respect to designing an AR Application Tool. Within thirty (30) days of receipt of the ACS Proposal, Office Depot may elect to implement the ACS Proposal. The implementation of any such AR Application Tool is subject to Office Depot and ACS reaching mutual written agreement with respect to the implementation and on-going costs and expenses of such AR Application Tool. The ACS Proposal, when mutually agreed to by ACS and OD, will be set forth in a Statement of Work governed by the terms and conditions of the Agreement, including without limitation the allocation of Intellectual Property Rights.

•	Attachment A: Pricing

•	Attachment B: Service Level Agreement

•	Attachment C: Human Resource Provisions

•	Attachment D: Disaster Recovery

•	Attachment E: Governance

•	Attachment F: Transition Plan

•	Attachment G. Office Depot’s Polices and Procedures Manual

1.3 Definitions. For purposes of this SOW, the following terms shall have the meanings indicated therein:

     “Effective Date” means the date on which the Agreement is executed.

     “In-Scope Site” means the OD site located in Wichita, Kansas.

     “Migration Plan” means the activities associated with the migration of employees from the ACS site located in Wichita, Kansas to another ACS site, as described in the migration plan to be prepared by ACS and delivered to OD.

     “Service Commencement Date(s)” means the date(s) that ACS commences providing Services at the In-Scope Site.

     “Steady State” means that all C&C and STS Services have been fully transitioned to ACS to the extent contemplated by this SOW.

     “Transition Period(s)” means the time beginning on the Effective Date and continuing until Steady State during which (i) preparation and transition activities and milestones occur for the full and complete transition of C&C and STS Services from OD to ACS in accordance with the Transition Plan.

     “Transition Plan” means the activities that the Parties will engage in, and the milestones that will be delivered and/or occur as set forth in Schedule A, Attachment F (Transition Plan). “Transition Schedule” means the date(s) on which the activities and milestones set forth in the Transition Plan are scheduled to occur.

2.0 SYSTEMS AND TOOLS — DEFINED

JMIL
Office Depot GUI/Windows based order entry system of AOPS

MBS
Office Depot Mainframe billing system

BSD
Office Depot’s Business Services Division

BSD Finance
Office Depot web based billing interface of customer information

BSG
Office Depot’s Business Services Group

Credit Settlement System
Office Depot’s credit card settlement system

VK Finance
Viking web based billing interface of customer information

AB
Account Billing for Office Depot’s BSD Credit porfolio

Viking Credit Portfolio
Accounts receivables stemming from Viking contract sales

Tech Depot Credit Portfolio
Accounts receivables stemming from Tech Depot contract sales

TDM
Total Document Management Workflow system that ACS provides for Office Depot’s Accounts Payable and Sales Tax Support processes

VERTEX Rate Locator
Third party software utilized to research sales/use tax rates

VERTAX Sales Tax Reference
Third party software utilized to perform sales tax research

RIA
Third party software (internet based) used to perform more thorough tax research

AOPS
Office Depot system for new customer account setup for the BSD Portfolio

VARS
Viking system for new account setup, customer account management, credit and collection, etc. for the Viking BSD portfolio

MARS
Master Accounts Receivable System utilized for the BSD portfolio

TechDepot
A subsidiary of Office Depot, which utilizes “Great Plains” for credit administration, billing, and collections

Hardware/software
To support the above mentioned portfolios

GetPaid
Collections workflow software used in the BSD Credit Portfolio

Avolent
Web based tool for customer and employees to view accounts receivable information. Also know as single “BSD Finance” and “VK Finance”

D&B Website
 Utilized to research new customers and evaluate their credit worthiness

3.0 CREDIT & COLLECTIONS OVERVIEW

The Credit & Collections solution for Office Depot assumes that ACS shall perform the current Credit & Collections (“C&C”) responsibilities of the Office Depot’s C&C department located in Wichita, Kansas, as defined in this SOW. After stabilization of the C&C processes, ACS will begin to implement the Migration Plan as it relates to the specific processes. In doing so, ACS shall continue the current service levels. Within six (6) months of the Service Commencement Date, ACS will begin to migrate the work to an ACS facility and begin defining and implementing mutually agreeable process improvements. Office Depot will not unreasonably withhold approval of process changes and will provide its approval within five (5) business days of receiving ACS’ proposed written changes. The main Credit & Collections functions consist of the following: the BSD, Viking and TechDepot portfolios currently being processed in the Wichita, Kansas facility are “in-scope”. These functions include: New Account Set-up and Approval, Account Maintenance, Credit Approval, Risk Management, Hold/Release, Collections, Credit

Card Payments, Account Write-Offs, Agency Placement, Bankruptcy Administration. The Wichita, Kansas location operation hours will remain the same as of the date this document is signed. Within 90 days after the Service Commencement Date, Office Depot and ACS will mutually develop a responsibility matrix that identifies which risk management deliverables are the responsibility of Office Depot and ACS; provided, however that the Parties’ responsibilities will be consistent with the responsibilities of the Parties as set forth in this SOW.

ACS RESPONSIBILITIES: CREDIT & COLLECTIONS

3.1 NEW ACCOUNT SET-UP AND APPROVAL

The Credit Approval process is based on the Office Depot Polices & Procedures Manual see Attachment G.

Office Depot will continue to exclusively negotiate service contracts for credit information from designated vendors (e.g., Dun & Bradstreet, Experian, and Equifax). While ACS will administer credit granting processes using proscribed rules set forth in Attachment G, and Office Depot will continue to pay or those services. Office Depot will retain final approval on all decisions to grant, or not grant, credit to customers. Office Depot will respond to credit granting inquiries from ACS within one (1) business day.

ACS’ responsibilities are to:

               (a) Assume responsibility for the Credit Approval process utilizing and following the Office Depot Policy & Procedure Manual (Attachment G.).

3.2 ACCOUNT MAINTENANCE

The Credit and Collections group administers account maintenance for the three (3) portfolios (BSD, Viking and TechDepot). The group oversees this “maintenance” to ensure procedures are followed for customer changes, thereby reducing the risk to Office Depot.

ACS’ responsibilities are to:

               (b) Assume responsibility for the Credit and Collections’ group account maintenance for the three (3) portfolios (BSD, Viking and TechDepot) utilizing and following the Office Depot Policy & Procedure Manual (Attachment G.).

3.3 CREDIT APPROVAL

The Credit approval process is based upon the Office Depot Policy & Procedure Manual (Attachment G.). Office Depot will continue to exclusively negotiate service contracts for credit information from designated vendors (e.g., Dun & Bradstreet, Experian, and Equifax). Office Depot will continue to maintain the costs for those services. While ACS will administer credit granting processes using proscribed rules in Attachment G, Office Depot will retain final approval on all decisions to grant or not grant, credit to customers.
Office Depot will respond to credit granting inquires from ACS within one (1) business day.

ACS’ responsibilities are to:

               (c) administer credit granting processes using proscribed rules in the Office Depot Policy & Procedures Manual (Attachment G).

3.4 RISK MANAGEMENT

The Risk Management process currently performed in the Wichita, Kansas facility is addressed in the Office Depot’s Policy & Procedures Manual (Attachment G) for all three portfolios. While ACS will administer risk management processes using proscribed rules in Attachment G, Office Depot will retain final approval on all decisions to grant, or not grant, credit to customers. Office Depot will respond to credit granting inquiries from ACS within one (1) business day.

ACS’ responsibilities are to:

               (a) administer risk management processes using proscribed rules in the Office Depot Policy & Procedure Manual (Attachment G.).

3.5 HOLD/RELEASE

The hold/release functions include reviewing the customers current order, credit limits, past dues (or delinquencies), frequency of orders, customers requiring purchase orders (PO’s) and collectors reasons for placing an account on “hold”. “Releases” are based on several automated and decision points defined in Attachment G. GetPaid, AOPS, and MARS are used concurrently for hold/release decisions for BSD. 80% of the Viking hold/release issues are processed automatically based on programming in VARS. The remaining 20% hold/release issues are performed at the point of sale. GreatPlains is used for Hold/release issues processed for Tech Depot.

While ACS will administer hold/release processing used proscribed rules in Attachment G, Office Depot will continue to retain final approval on decisions to release, or not release, orders to customers for credit related reasons. Office Depot will respond to credit granting inquiries from ACS within one (1) business day.

ACS’ responsibilities are to:

               (a) Continued use of GetPaid, AOPS, and MARS for the BSD portfolio and the steps referenced in the Office Depot’s Policy & Procedures Manual found in Attachment G.

3.6 COLLECTIONS

Collections are varied based on portfolio and customer relations. Collections include: friendly fax near the due date, first calls, follow-up calls, friendly reminders, serious fax, obtain promises or commitments to pay both in amount and by date, letters to the account manager, final demand letter, third party participation including assignment of an account to a third party. GetPaid software is used to manage the collectors’ duties and prompts them for collection activities for the BSD portfolio. Any daily payment activity is not updated in GetPaid until the nightly update routine between MARS and GetPaid, therefore the collectors must use both systems before collection activities begin for BSD. Collections for Viking are generally the same as for BSD with the exception of the software and hardware used to support the Viking portfolio as well as exceptions that prompt collections (ex., when to begin collections, days past due, etc.)

ACS’ responsibilities are to:

a)	Continue to use GetPaid, AOPS and MARS for the BSD portfolio and the steps referenced in the Office Depot Policy & Procedures Manual (Attachment G).

b)	Continued use of VARS and JMIL utilizing the steps outlined referenced in the Office Depot Policy and Procedures Manual (Attachment G);

c)	TechDepot Utilizing the steps outlined in the Office Depot Policy and Procedures Manual (Attachment G).

3.6.1 CREDIT CARD PAYMENTS

Credit card payments are processed by collectors for customer payments on delinquent accounts. The payment is processed in MARS or VARS, and the payment processing is verified by Office Depot’s Financial Control and Office Depot’s Customer Programs to ensure collections are processed for all authorized credit card transactions.

ACS’ responsibilities are to:

a)	Process the credit card payments referenced in and utilizing the policies in the Office Depot Policy & Procedure Manual (Attachment G).

3.7 ACCOUNT WRITE-OFFS

Individual collectors determine when to write accounts off and proposed write offs are sent to the collections lead for approval for each portfolio. Write offs are currently reviewed and authorized by the Office Depot Director of Credit. A detailed narrative is provided in the Office Depot Policy & Procedures Manual referenced in Attachment G. While ACS will administer write-off processing using proscribed rules in Attachment G, Office Deport will retain the authority to approve, or dis-approve, all write-offs. Fees will be paid by Office Depot.

ACS’ responsibilities include:

a)	Continued use of the above mentioned process and the steps referenced in the Office Depot Polices & Procedures Manual in Attachment G.

3.7.1 AGENCY PLACEMENT

Once the account has been “written-off” a Third Party Collection Agency is engaged to collect bad debt accounts for all three portfolios. A detailed narrative is provided in the Office Depot Polices & Procedures Manual (Attachment G). Office Depot will continue to negotiate all contracts with third-party agencies and continue to pay for those services.

ACS’ responsibilities are to:

a)	Continued use of the above mentioned process following the steps referenced in the Office Depot Policies & Procedures Manual (Attachment G).

3.7.2 BANKRUPTCY ADMINISTRATION

ACS’ responsibilities are to:

a)	Continue to use process and steps referenced in the Office Depot Policies & Procedures Manual (Attachment G).

4.0 SALES TAX SUPPORT OVERVIEW

The Sales Tax Support solution for Office Depot assumes that ACS will perform the current Sales Tax Support (“STS”) responsibilities of Office Depot’s Sales Tax Support department located in Wichita, Kansas, as defined in this SOW. In doing so, ACS shall continue the current service levels. In addition, ACS will migrate the work to an ACS facility and begin defining and implementing mutually agreeable process improvements. Office Depot will not unreasonably withhold approval of process changes and will provide their approval within five (5) business days of receiving ACS’ proposed written changes. In performing the STS functions, ACS shall process customer exemption document requests, validate exempt status of customers, and process sales tax refund/write-off requests for all Office Depot entities and sales channels.

Additionally, ACS shall support additional requests from the OD Sales and Use tax group located in Delray Beach, Florida. These functions include sales tax audit support, as well as processing of mass exemption certificate updates.

The Wichita, Kansas location operation hours will remain the same. Except as agreed otherwise in writing by the parties, ACS will provide the STS services in accordance with current Office Depot STS service levels. Within 90 days after the Service Commencement Date, Office Depot and ACS will mutually develop a responsibility matrix that identifies which deliverables are the responsibility of Office Depot and ACS.

ACS RESPONSIBILITIES: SALES TAX SUPPORT

4.1 EXEMPTION CERTIFICATE VALIDATION

ACS will assume the Sales Tax Support group’s responsibilities of validating the exempt status of customers based on exemption documentation forwarded via mail, fax, or through the TDM work flow process. If documentation is validated, ACS will set up the exempt customers in the AOPS Customer Information System as tax-exempt in the applicable state as either Statutory (S) or Resale ® and either full or partial exemption. ACS shall establish new customer accounts or update as necessary during exemption certificate processing. ACS shall then prepare exemption certificates for imaging. If the customer is a retail (as opposed to a Contract) customer, ACS will request a tax exempt card(s) to be sent to the customer. Currently AOPS sends an update to POS overnight to activate the customer’s exempt status at the register. There are slight differences between Office Depot, Viking and Tech Depot processing.

ACS’s responsibilities are to:

Use the same procedures currently used by STS to validate and link the customer’s exemption documentation to the AOPS Customer Information System, thus activating the customer’s tax-exempt status within the AOPS and POS systems.

4.2 EXEMPTION CERTIFICATE DENIAL

ACS STS personnel will deny tax-exempt status to customers whose exemption documentation is not complete, expired, or not valid. The Customer Information System in AOPS will be updated to indicate that the customer is not tax exempt and the file will be noted that either additional information has been requested, a new certificate has been requested, or that the customer does not qualify for exempt status. New customer accounts are established or updated as necessary during exemption certificate processing.

ACS’s responsibilities are to:

Follow the same exemption denial criteria as established by research materials made available to all STS staff.

4.3 ACCOUNTS RECEIVABLE TAX WRITE-OFFS — MARS

The Office Depot sales tax system will charge tax to BSG customers until and unless the Customer Information System in AOPS reflects that the customer is tax-exempt in the state of purchase, or that certain purchases made by the customer are tax-exempt. Trade Credit representatives will write-off the sales tax charged to the customer through the MARS — AR system using the applicable state code. Office Depot STS will review requested sales tax write-offs and either approve or deny them based on the reason for write-off and whether the customer is exempt or not. Notes are entered into MARS for the reason a write-off was denied. Tax write-off codes are 122-172. There is a hierarchy for write-off approvals.

ACS’s responsibilities are to:

Continue to approve or deny sales tax write-offs in the MARS system.

4.4 CASH/CHECK REFUNDS

The Office Depot sales tax system will charge tax to commercial and retail customers until valid tax exemption documentation is received and entered in AOPS. Once exemption documentation has been received and validated, sales tax will be refunded via check to a customer who paid for merchandise by cash or check. Prior to issuing a tax refund, Office Depot STS will review purchase history to determine whether there have been any returns, whether the merchandise qualifies for the exemption and Office Depot STS will determine whether the refund has previously been processed. Checks are requested through TDM and forwarded to customers by Office Depot Accounts Payable. Occasionally checks will be returned for various reasons and Office Depot STS will process these returned checks accordingly.

ACS’s responsibilities are to:

Continue issuing sales tax refunds via check to cash customers who have provided valid tax exemption documentation and sales receipts/invoices indicating that tax was paid.

4.5 COMMERCIAL/ACS CREDIT CARD

The Office Depot sales tax system will charge tax to commercial and retail customers until valid tax exemption documentation is received and entered in AOPS. Once exemption documentation has been received and validated, sales tax will be refunded to a customer who paid for merchandise with a commercial or ACS credit card. Prior to issuing a tax refund, Office Depot STS will review purchase history to determine whether there have been any returns, whether the merchandise qualifies for the exemption and Office Depot STS will determine whether the refund has previously been processed. Refunds are requested through Credit Settlement System. If for some reason tax was not charged or there was a tax rate error, Office Depot STS will actually charge the customer’s credit card the applicable additional sales tax. Data entry errors are returned and researched as necessary. There are slight differences between Office Depot and Viking processing.

ACS’s responsibilities are to:

Continue processing sales tax refunds using the Credit Settlement System to customers that have provided valid tax exemption documentation and sales receipts/invoices indicating that tax was paid.

4.6 AB CONTRACT CUSTOMER

The Office Depot sales tax system will charge tax to contract customers until valid tax exemption documentation is received and entered in AOPS. Once exemption documentation has been received and validated, sales tax will be refunded or written off, as applicable, for a contract customer who charged merchandise to their open account. Prior to processing a tax refund, Office Depot STS will review purchase history to determine whether there have been any returns, whether the merchandise qualifies for the exemption and Office Depot STS will determine whether the refund has previously been processed. Refunds are requested through an Access spreadsheet and submitted to Accounts Receivable for processing as either a refund or a write-off if tax was short-paid. Data entry errors are returned and researched as necessary. If for some reason tax was not charged or there was a tax rate error, Office Depot STS will actually charge the customer the applicable additional sales tax using a different spreadsheet. There are slight differences between Office Depot and Viking processing.

ACS’s responsibilities are to:

Continue processing sales tax refunds for AB customer using the current Access spreadsheet process for customers that have provided valid tax exemption documentation and sales receipts/invoices indicating that tax was paid in error.

4.7 AMAZON CREDIT CARD

Amazon charges sales tax on all purchases of Office Depot merchandise processed through their website. Amazon will contact Office Depot if their customer requests a sales tax refund. Office Depot STS will determine whether the customer is exempt from sales tax. Once exemption documentation has been received and validated, Office Depot STS enters applicable information on a spreadsheet that is returned to Amazon who will then issue the sales tax refunds. Prior to processing a tax refund, Office Depot STS will review the order in question to determine whether the merchandise qualifies for the exemption. Data entry errors are returned and researched as necessary.

ACS’s responsibilities are to:

Continue processing sales tax refunds for Amazon customers using the current spreadsheet process for Amazon customers that have provided valid tax exemption documentation and invoices indicating that tax was paid in error.

4.8 MONEY CARDS

The Office Depot sales tax system will charge tax to customers until valid tax exemption documentation is received and entered in AOPS. Once exemption documentation has been received and validated, sales tax will be refunded for a customer who paid for merchandise using only an Office Depot money card. Prior to processing a tax refund, Office Depot STS will review purchase history to determine whether there have been any returns, whether the merchandise qualifies for the exemption. Refunds requests are forwarded via mail to Accounts Receivable for processing.

ACS’s responsibilities are to:

Continue processing sales tax refunds for Money Card customers using the current process for customers that have provided valid tax exemption documentation and sales receipts indicating that tax was paid in error.

4.9 TECH DEPOT

The Tech Depot sales tax system will charge tax to customers until valid tax exemption documentation is received and entered in the Tech Depot customer master. Once exemption documentation has been received and validated, sales tax will be refunded a customer who was incorrectly charged sales tax on merchandise purchased. Prior to requesting a tax refund, Office Depot STS will review purchase history to determine whether there have been any returns and whether the merchandise qualifies for the exemption. If a refund is due the customer the refund information is entered into an Excel spreadsheet that is furnished to the Tech Depot accounting department for processing.

ACS’s responsibilities are to:

Continue processing Tech Depot sales tax refunds as noted above.

4.10 ACS EXEMPTION APPLICATIONS

ACS (CITI Group) receives sales tax exemption applications along with credit card applications. Sales tax exemption applications are forwarded to Office Depot STS who processes them in the same manner as described above under 4.1 and 4.2. Upon completion Office Depot STS notifies ACS of the exempt status of each customer in question. Office Depot STS will also enter the applicable credit card number in AOPS.

ACS’s responsibilities are to:

Continue processing Tech Depot sales tax refunds as noted above.

4.11 CASH APPLICATION DATABASE

Accounts Receivable has developed a database where they track customer exemptions in process. Exemption certificates they receive are forwarded to Office Depot STS for processing as noted in 4.1 and 4.2 above. Office Depot STS updates the database with applicable tax information as exemption certificates are received and again upon completion of processing.

ACS’s responsibilities are to:

Continue updating the Accounts Receivable database as noted above.

4.12 DEBIT CARD

The Office Depot sales tax system will charge tax to commercial and retail customers until valid tax exemption documentation is received and entered in AOPS. Once exemption documentation has been received and validated, sales tax will be refunded to a customer who paid for merchandise with a debit card. Prior to issuing a tax refund, Office Depot STS will review purchase history to determine whether there have been any returns, whether the merchandise qualifies for the exemption and Office Depot STS will determine whether the refund has previously been processed. Refunds are requested through Credit Settlement System. If for some reason tax was not charged or there was a tax rate error, Office Depot STS will actually charge the customer’s debit card the applicable additional sales tax. Data entry errors are returned and researched as necessary.

ACS’s responsibilities are to:

Continue processing sales tax refunds using the Credit Settlement System to customers that have provided valid tax exemption documentation and sales receipts/invoices indicating that tax was paid.

4.13 SYSTEMS AND TOOLS

See Section 2.0

4.14 AUDIT SUPPORT

The Sales Tax Support group currently assists the Office Depot Sales Tax Audit group by providing copies of exemption certificates that have been requested by state and local sales tax auditors.

ACS’s responsibilities are to:

Continue to provide support to supply copies of exemption certificates for Viking and Tech Depot customers that are on site in Wichita, Kansas. Also, ACS will prepare and image all such documents currently on site, at Office Depot’s expense, and make these imaged documents available to the Sales Tax Audit Group in Delray Beach through the TDM system.

5.0 COMMUNICATION

ACS will provide training to any employees providing Services to Office Depot from a call center located at ACS locations outside of the United States in order to ensure that such employees effectively communicate to Office Depot and its designees, including minimizing the use of colloquialisms. To the extent that Office Depot determines in its reasonable discretion, and for reasons that are not unlawful, that such ACS employees are not effectively communicating to Office Depot or its designees, Office Depot will specify its concerns in writing and ACS will supplement the training for such ACS employees to address the concerns specified by Office Depot.